EXECUTION VERSION

CONFIDENTIAL TREATMENT REQUESTED UNDER

C.F.R. SECTION 24b-2.

[****] INDICATES OMITTED MATERIAL THAT IS THE

SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST

FILED SEPARATELY WITH THE COMMISSION.

THE OMITTED MATERIAL HAS BEEN FILED

SEPARATELY WITH THE COMMISSION.

STOCK PURCHASE AGREEMENT

BY AND AMONG

KI ACQUISITION INC.

and

THE SHAREHOLDERS SET FORTH ON SCHEDULE 1 ATTACHED HERETO

AND

INNOPHOS, INC.

Dated October 31, 2011

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made on October 31, 2011, by and among (a) KI Acquisition Inc., a Delaware corporation (the “Company”), (b) each of shareholders set forth on Schedule 1 attached hereto which are all of the shareholders of the Company (each a “Shareholder” and collectively, the “Shareholders”), and (c) Innophos, Inc., a Delaware corporation (“Buyer”).

WHEREAS, the Shareholders own all of the issued and outstanding capital stock of the Company (collectively, the “Shares”); and

WHEREAS, the Shareholders desire to sell to Buyer, and Buyer desires to purchase from the Shareholders, the Shares, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Shareholders and Buyer agree as follows:

Article 1
DEFINITIONS

Capitalized terms used in this Agreement shall have the meanings set forth below.

1.1              “Action” shall mean any action, written demand, charge or grievance, cause of action, lawsuit, claim, complaint, criminal prosecution, audit (other than regular audits of financial statements by outside auditors), inspection, hearing,  arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or arbitral panel.

1.2              “Affiliate” or “Affiliates” shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person.  As used in this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

1.3              “Agreement” shall have the meaning set forth in the introductory paragraph.

1.4              “Allocation Schedule” shall have the meaning set forth in Section 8.2(d).

1.5              “Basket” shall have the meaning set forth in Section 9.3(a).

1.6              “Business” shall mean the business of manufacturing and selling specialty minerals and custom processing of minerals and other nutritional ingredients sold in bulk as conducted by the Company and the Subsidiary as of the date of this Agreement.

1.7              “Business Day” shall mean any day that is not a Saturday, Sunday, federal, State of Illinois or State of New Jersey legal holiday, or other day on which banks located in Chicago, Illinois or in Cranbury, New Jersey are authorized or required by Law to be closed.

1.8              “Buyer” shall have the meaning set forth in the introductory paragraph.

1.9              “Buyer Indemnified Parties” shall have the meaning set forth in Section 9.2(a).

1.10          “Buyer’s Knowledge” shall mean the actual, conscious awareness of [****], without any obligation of inquiry.

1.11          “Closing” shall have the meaning set forth in Section 8.1.

1.12          “Closing Cash Payment” shall have the meaning set forth in Section 2.3(e).

1.13          “Closing Date” shall have the meaning set forth in Section 8.1.

1.14          “Closing Net Working Capital Deficiency Amount” shall mean the amount by which the Net Working Capital Amount set forth on the Final Closing Statement is less than the Estimated Net Working Capital Amount.

1.15          “Closing Net Working Capital Excess Amount” shall mean the amount by which the Net Working Capital Amount set forth on the Final Closing Statement is greater than the Estimated Net Working Capital Amount.

1.16          “Closing Statement” shall have the meaning set forth in Section 2.4(b).

1.17          “Closing Statement Objection” shall have the meaning set forth in Section 2.4(e).

1.18          “Closing Statement Dispute” shall have the meaning set forth in Section 2.4(f)(i).

1.19          “Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor thereof.

1.20          “Company” shall have the meaning set forth in the introductory paragraph.

1.21          “Company Assets” shall have the meaning set forth in Section 3.7(a).

1.22          “Company Closing Payments” shall mean the Transaction Expenses, accrued and unpaid Tax Liabilities and Indebtedness of the Company and the Subsidiary as of the Effective Time.

1.23          “Confidential Information” shall mean this Agreement and the Transaction Documents and all proprietary information belonging or relating to the Business, the Company or the Subsidiary which is not generally known to the public, including but not limited to, business or trade secrets (under applicable trade secrets or other Law), price lists, methods, formulas, know-how, customer and supplier lists, distributor lists, product costs, marketing plans, research and development and financial information.

1.24          “CPA Firm” shall mean the Salt Lake City, Utah office of Grant Thornton LLP.

1.25          “CW Downer” shall mean C.W. Downer & Co.

1.26          “Current Assets” shall mean all assets of the type classified on and calculated pursuant to the requirements listed on the 2010 Financial Statements under the line items for “Accounts Receivable,” “Cash”, “Inventory”, “Pre-Paid Expenses” and “Other Current Assets” of the Company and the Subsidiary.

1.27          “Current Liabilities” shall mean all Liabilities of the type classified on and calculated pursuant to the 2010 Financial Statements under the line items for “Accounts Payable,” “Accrued Expenses” and “Other Current Liabilities” of the Company and the Subsidiary; provided, that notwithstanding the foregoing, Current Liabilities shall exclude (i) any current maturities of long-term debts, (ii) any accrued Taxes, (iii) any accrued interest expenses and (iv) any Liabilities that arise, are accelerated or the amount of which is increased (to the extent of such increase) as a result of the consummation of the transactions contemplated by this Agreement.

1.28          “Disclosure Schedules” or “Schedule” shall mean those schedules delivered by the Company and the Shareholders to Buyer and attached to this Agreement.

1.29          “EBITDA” shall mean the consolidated Company earnings before interest, taxes, depreciation and amortization determined in accordance with GAAP.

1.30          “Effective Time” means 11:59 p.m. in Chicago, Illinois on the Closing Date.

1.31          “Employee Benefit Plans” shall mean any of the following (whether written, unwritten):  (a) any “employee welfare benefit plan,” as defined in Section 3(1) of ERISA; (b) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA; or (c) any other plan, policy, program, arrangement or agreement which provides employee benefits or benefits to any current or former employee, dependent, beneficiary, director, independent contractor or like person, including, but not limited to, any severance agreement or plan, bonus or incentive plan, stock option, restricted stock, stock bonus or deferred bonus plan, salary reduction, or change of control agreement.

1.32          “Environmental Law” shall mean all applicable United States federal, state or local Laws and all United States common law regulating or relating to the protection of the environment, pollution, contamination and discharges or releases of Hazardous Materials into the environment, including, but not limited to, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. 9601 et seq., the Federal Toxic Substances Control Act, 15 U.S.C. 2601 et seq., Federal Resource Conservation and Recovery Act as amended, 42 U.S.C. 6901 et seq., the Federal Hazardous Material Transportation Act, the Clean Water Act and the Federal Clean Air Act, each as amended, and the regulations promulgated thereunder.

1.33          “Escrow Account” means the account with the Escrow Agent into which the Escrow Amount is deposited.

1.34          “Escrow Agent” shall mean MB Financial Bank.

1.35          “Escrow Agreement” shall have the meaning set forth in Section 2.3(a).

1.36          “Escrow Amount” means the sum of the Indemnity Escrow Amount, the Working Capital Escrow Amount, and the Litigation Escrow Amount.

1.37          “Estimated Closing Payments” shall mean the estimated amount of the Company Closing Payments provided in the Estimated Closing Statement.

1.38          “Estimated Closing Statement” shall have the meaning set forth in Section 2.4(c).

1.39          “Estimated Net Working Capital Amount” shall mean the Company’s good faith estimate of the Net Working Capital Amount as of the Effective Time, as set forth on the Estimated Closing Statement.

1.40          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor Law.

1.41          “ERISA Affiliate” shall mean each Person that is treated as a single employer with the Company for purposes of Section 414 of the Code.

1.42          “Final Closing Statement” shall mean: (a) the Preliminary Closing Statement if (i) no Closing Statement Objection is delivered to Buyer during the thirty (30) day period specified in Section 2.4, or (ii) Shareholders’ Representative and Buyer so agree in writing; or (b) the Preliminary Closing Statement, as adjusted by (i) the written agreement of Shareholders’ Representative and Buyer, and/or (ii) the CPA Firm in accordance with Section 2.4.

1.43          “Financial Statements” shall have the meaning set forth in Section 3.5.

1.44          “GAAP” shall mean generally accepted accounting principles in the United States of America.

1.45          “Governmental Authority” means any United States or foreign governmental authority, including but not limited to any national, federal, territorial, state, commonwealth, province, territory, county, municipal, district, local governmental jurisdiction of any nature or any other governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental department, division, agency, bureau, office, branch, court,  commission, tribunal, or other governmental instrumentality) or any political or other subdivision or part of any of the foregoing.

1.46          “Hazardous Materials” shall mean any flammable material, explosives, radioactive materials, gasoline, petroleum products, asbestos, urea formaldehyde, polychlorinated biphenyls and other hazardous materials, hazardous wastes, hazardous or other toxic substances as to which Liabilities or requirements may be imposed under any applicable Environmental Law.

1.47          “HMB” shall mean Horwood Marcus & Berk Chartered.

1.48          “Indebtedness” means, without duplication, (i) any obligations of the Company or the Subsidiary for borrowed money whether current, short-term, long-term, secured or unsecured, (ii) any obligations of the Company or the Subsidiary evidenced by any note, bond, debenture or other debt security, (iii) any obligations of the Company or the Subsidiary for the reimbursement of letters of credit, bankers’ acceptance or similar credit transactions, (iv) any obligations of the Company or the Subsidiary under any currency, interest rate swap, hedge or similar instrument, (v) all obligations for principal, interest, premiums, penalties, fees, expenses and breakage costs and other obligations related to any of the Indebtedness set forth in clauses (i) through (iv), (vi) all obligations under any capital leases, (vii) all obligations for any bonuses, severance or other payments payable in connection with a change of control of the Company or the Subsidiary, (viii) all amounts payable in connection with the redemption and cancellation of all outstanding Stock-Based Awards, (ix) all amounts payable in connection with the termination of the Affiliate Transactions set forth on Schedule 7.5, (x) all obligations of the types described in clauses (i) through (ix) above of any Person other than the Company or the Subsidiary, the payment of which is guaranteed, directly or indirectly, by the Company or the Subsidiary.

1.49          “Indemnified Persons” shall mean the Persons entitled to indemnification under Article 9.

1.50          “Indemnifying Persons” shall mean the Persons obligated to indemnify an Indemnified Person under Article 9.

1.51          “Indemnity Escrow Amount” shall mean [****].

1.52          “Indemnity Escrow Release Date” shall have the meaning set forth in Section 9.1.

1.53          “Intellectual Property” shall mean all patents, patent rights, trademarks, trademark registrations, trade names, service marks, service mark registrations, copyrights, inventions, trade secrets and other similar rights, applications for any of the foregoing, and licenses therefor, in each case owned or otherwise held by the Company or the Subsidiary.

1.54          “Interim Balance Sheet Date” shall have the meaning set forth in Section 3.5.

1.55          “Law” means any state, federal or foreign code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Governmental Authority.

1.56          “Leases” shall have the meaning set forth in Section 3.17(b).

1.57          “Leased Real Property” shall have the meaning set forth in Section 3.17(b).

1.58          “Liability” shall mean any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due, regardless of when asserted.

1.59          “Licenses” shall have the meaning set forth in Section 3.13(a).

1.60          “Lien” shall mean any security interest, pledge, mortgage, deed of trust, lien, charge, encumbrance, proxy, voting trust or voting agreement.

1.61          “Litigation Escrow Amount” shall mean [****].

1.62          “Litigation SH Representative” shall have the meaning set for in Section 6.1(b).

1.63          “Loan Payoff Amounts” shall have the meaning set forth in Section 2.3(b).

1.64          “Losses” shall mean any and all losses, claims, damages, liabilities, judgments, settlements, debts, penalties, fines, diminution in value, obligations, interest, reasonable expenses (including reasonable attorneys’ fees), assessments and Taxes, whether or not involving a Third-Party Claim or between the Parties.  In no event shall Losses take into account any multiple of earnings or EBITDA.

1.65          “Material Adverse Effect” shall mean an event, change or occurrence that, individually or together with any other event, change or occurrence would have an adverse effect on (i) the Business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of the Company and the Subsidiary, taken as a whole that would reasonably be expected to cause the Company to experience Losses in excess of [****]; or (ii) the ability of the Company or the Shareholders to timely perform their obligations under this Agreement or to consummate the transactions contemplated in this Agreement and the Transaction Documents.

1.66          “Net Working Capital Amount” shall mean the aggregate amount of the Current Assets minus the aggregate amount of the Current Liabilities, in each case as reflected on the Estimated Closing Statement, the Preliminary Closing Statement, or the Final Closing Statement, as the case may be, all in accordance with Section 2.4.  Notwithstanding anything to the contrary herein, in no event shall the Net Working Capital Amount include any amount with respect to Taxes, Indebtedness or Transaction Expenses.

1.67          “Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign Governmental Authority.

1.68          “Owned Real Property” shall have the meaning set forth in Section 3.17(a).

1.69          “Party” or “Parties” shall mean the Shareholders, the Company and/or Buyer, as the case may be.

1.70          “Payoff Letters” have the meaning set forth in Section 8.2(l).

1.71          “Permits” means any approvals, authorizations, certificates, franchises, licenses, permits or consents of all Governmental Authorities.

1.72          “Permitted Liens” shall mean (a) all Liens that are set forth on Schedule 3.7(a), (b) all Liens that are reflected or reserved against in the Financial Statements, (c) all Liens that arise out of Taxes or general or special assessments not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings, (c) all Liens of carriers, warehousemen, mechanics, materialmen and other similar persons or otherwise imposed by Law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, (d) all Liens that relate to deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or (e) all Liens not otherwise described above that do not materially detract from the value of, or impair the use or marketability of the affected properties or assets and which in the aggregate do not exceed [****].

1.73          “Person” shall mean any individual, firm, corporation, limited liability company, partnership, trust or other entity, and shall include any successor (by merger or otherwise) of such entity, and any Governmental Authority.

1.74          “Preliminary Closing Statement” shall have the meaning set forth in Section 2.4(c).

1.75          “Purchase Price” shall have the meaning set forth in Section 2.2.

1.76          “Recent Balance Sheet” shall have the meaning set forth in Section 3.5.

1.77          “Releasees”  shall have the meaning set forth in Section 7.8.

1.78          “Releasors” shall have the meaning set forth in Section 7.8.

1.79          “Representation and Warranty Insurance Policy” shall have the meaning set forth in Section 8.2(n).

1.80          “Representation and Warranty Insurance Premium Amount” shall have the meaning set forth in Section 2.3(d).

1.81          “Scheduled Contracts” shall have the meaning set forth in Section 3.12(a).

1.82          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.83          “Shareholder” or “Shareholders” shall have the meaning set forth in the introductory paragraph.

1.84          “Shareholders’ Defense Amount” shall mean [****].

1.85          “Shareholder Indemnified Parties” shall have the meaning set forth in Section 9.2(c).

1.86          “Shareholders’ Knowledge” shall mean the actual awareness of [****], after reasonable commercial inquiry thereby as to the specific fact or matter at issue.

1.87          “Shareholders’ Personal Property” shall be those items listed on Schedule 1.87.

1.88          “Shareholders’ Representative” shall have the meaning set forth in Section 6.1(a).

1.89          “Shares” shall have the meaning set forth in the recitals to this Agreement.

1.90          “Stock-Based Awards” shall have the meaning set forth in Section 3.1(c).

1.91          “Subsidiary” shall mean Kelatron Corporation, a Delaware corporation.

1.92          “Target Working Capital Amount” shall mean [****].

1.93          “Tax” or “Taxes” shall mean all taxes, charges, fees, duties, levies or other assessments, including income, gross receipts, net proceeds, ad valorem, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, license, payroll, unemployment, environmental, customs duties, capital stock, disability, stamp, user, transfer, fuel, excess profits, windfall profits, severance and employees’ income withholding and Social Security taxes any other like governmental charges imposed by the United States or by any state, municipality, subdivision or instrumentality of the Unites States, by any other tax authority or by any Governmental Authority, including all applicable interest, penalties or additions to tax attributable to such taxes.

1.94          “Tax Return” shall mean any report, return, document, declaration, payee statement or other information or filing required to be filed or provided by the Company to any Tax authority with respect to Taxes.

1.95          “Third-Party Claim” shall have the meaning set forth in Section 9.5.

1.96          “Transaction Documents” shall mean each agreement, document, certificate and instrument being executed by a Party pursuant to this Agreement.

1.97          “Transaction Expenses” means the fees, expenses and disbursements of the Company, the Subsidiary, the Shareholder Representative or any Shareholder and their respective agents, representatives, brokers, finders, financial advisors, accountants and counsel incurred in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, including negotiation, legal, travel and due diligence expenses, and fees and expenses owed to Horwood Marcus & Berk Chartered, C.W. Downer, Frattali & Salem, and Hadley Capital in connection with the transactions contemplated by this Agreement and the other Transaction Documents and fifty percent (50%) of the fees charged by the Escrow Agent in connection with the transactions contemplated by this Agreement and the other Transaction Documents ..

1.98          “WARN Act” shall have the meaning set forth in Section 3.15(d)

1.99          “Working Capital Escrow Amount” means [****].

Article 2
PURCHASE AND SALE

2.1              Purchase and Sale of Shares.  Upon the terms and subject to the conditions of this Agreement, at the Closing each Shareholder will sell, convey, transfer and deliver to Buyer, and Buyer shall purchase from each Shareholder, the Shares set forth opposite each Shareholder’s name on Schedule 2.1  free and clear of all Liens.

2.2              Purchase Price.  In full consideration for the sale, transfer, conveyance and delivery of the Shares to Buyer, the aggregate purchase price (the “Purchase Price”) for the Shares shall be Twenty One Million Dollars ($21,000,000.00), subject to adjustment and deductions as set forth herein.

2.3              Payment.  The Purchase Price shall be payable as follows:

(a)                Payment to Escrow Agent for Escrow Account.  At Closing, Buyer shall deposit the Escrow Amount into an escrow account by wire transfer of immediately available funds pursuant to the terms of the Escrow Agreement substantially in the form attached to this Agreement as Exhibit 2.3(a) (the “Escrow Agreement”).

(b)               Payments to Lenders and Payment of Transaction Expenses.  At Closing, Buyer shall pay on behalf of the Company, or shall cause the Company to pay, by wire transfer of immediately available funds (A) the amounts necessary to pay off in full the Indebtedness set forth on Schedule 2.3(b)  (the “Loan Payoff Amounts”) pursuant to the Payoff Letters and (B) the Transaction Expenses and other Company Closing Payments that Buyer specifies are to be paid off at Closing in accordance with the payment instructions provided by the Company to Buyer at least three (3) Business Days prior to the Closing Date.

(c)                Payment to Shareholders’ Representative.  At Closing, Buyer shall pay on behalf of the Shareholders, the Shareholders’ Defense Amount to the Shareholders’ Representative, by wire transfer of immediately available funds.

(d)               Payment to Insurance Company.  At Closing, Buyer shall pay on behalf of the Shareholders, the amount of the insurance premium (the “Representation and Warranty Insurance Premium Amount”) for the Representative and Warranty Insurance Policy, by wire transfer of immediately available funds, to the applicable insurance broker or insurance carrier as instructed in writing by the Shareholders’ Representative prior to the Closing.

(e)                Payment to Shareholders. At Closing, Buyer shall pay to the Shareholders (in accordance with the Allocation Schedule) by wire transfer of immediately available funds an aggregate amount (the “Closing Cash Payment”), equal to the result of:

(i)                  the Purchase Price; minus

(ii)                the Escrow Amount; minus

(iii)               the Shareholders’ Defense Amount; minus

(iv)              the Representation and Warranty Insurance Premium Amount; minus

(v)                the Estimated Closing Payments; plus

(vi)              the amount, if any, by which the Estimated Net Working Capital Amount exceeds the Target Working Capital Amount, OR minus  the amount, if any, by which the Target Working Capital Amount exceeds the Estimated Net Working Capital Amount.

It is acknowledged and agreed that upon making the payments set forth in this Section 2.3 in accordance with the Payoff Letters and the Allocation Schedule, Buyer shall have satisfied its obligations to pay the Purchase Price pursuant to this Agreement.

2.4              Post-Closing Adjustments to Purchase Price.

(a)                Adjustment to Purchase Price.  Following the Closing, the Purchase Price shall be adjusted on a dollar-for-dollar basis to the extent that (i) the Net Working Capital Amount as determined pursuant to this Section 2.4 is greater than or less than the Estimated Net Working Capital Amount, (ii) the Company Closing Payments are greater than or less than the Estimated Closing Payments, or both.

(b)               Closing Statement.  As used in this Agreement, “Closing Statement” shall mean an unaudited statement of the Estimated Closing Payments and the Net Working Capital Amount as of the Effective Time, and shall be prepared in accordance with the terms of this Agreement and Schedule 2.4(b).

(c)                Estimated Closing Statement.  For purposes of determining the Closing Cash Payment payable by Buyer at the Closing, at least three (3) Business Days prior to the Closing Date, the Company shall, in good faith and in consultation with Buyer, prepare, or cause to be prepared, and deliver to Buyer a Closing Statement that shall represent the Company’s reasonable estimate of the Company Closing Payments and the Net Working Capital Amount as of the Effective Time (the “Estimated Closing Statement”).  Buyer shall have the right to review and comment on the Estimated Closing Statement and the parties shall resolve in good faith any disputes relating to the calculations set forth in the Estimated Closing Statement.

(d)               Preliminary Closing Statement.  Within forty-five (45) days after the Closing Date, the Company shall in consultation with Shareholders’ Representative prepare, or cause to be prepared, and deliver to Shareholders’ Representative a Closing Statement (the “Preliminary Closing Statement”) that shall specify the amount of any adjustment to the Purchase Price in accordance with Section 2.4(a)  to be paid pursuant to Section 2.4(g).

(e)                Objection to Preliminary Closing Statement; Payment With Respect to Agreed Items.  Within thirty (30) days after the Preliminary Closing Statement is delivered to Shareholders’ Representative pursuant to Section 2.4(d), Shareholders’ Representative and its accountants and representatives shall complete its review of the Preliminary Closing Statement.  If Shareholders’ Representative objects to all or any portion of the Preliminary Closing Statement, it shall inform Buyer on or prior to the last day of such thirty (30) day period by delivering a written notice to Buyer (a “Closing Statement Objection”) setting forth in reasonable detail the basis of such objections and the adjustment to the Company Closing Payments or the Net Working Capital Amount set forth thereon that Shareholders’ Representative believes should be made, including, but not limited to, objections based on mathematical errors or on the Preliminary Closing Statement not being prepared in accordance with Section 2.4(b).  Any item not disputed in the Closing Statement Objection shall be deemed final.  In the event that no Closing Statement Objection is delivered to Buyer pursuant to this Section 2.4(e), the Preliminary Closing Statement shall be considered the Final Closing Statement for all purposes hereunder, and the applicable Party shall pay (i) the Closing Net Working Capital Deficiency Amount or the Closing Net Working Capital Excess Amount, as applicable, pursuant to Section 2.4(g); (ii) any excess or deficiency applicable to the Company Closing Payments pursuant to Section 2.4(h); or (iii) both.

(f)                 Dispute Resolution Following Closing Statement Objection.

(i)                  Negotiation.  If Shareholders’ Representative delivers a Closing Statement Objection to Buyer pursuant to Section 2.4(e), then Shareholders’ Representative and Buyer shall promptly meet and attempt in good faith to resolve any dispute or disagreement relating to the Preliminary Closing Statement and the calculation of the Net Working Capital Amount, the Company Closing Payments, or both (the “Closing Statement Dispute”).

(ii)                Resolution by CPA Firm.  If Shareholders’ Representative and Buyer are unable to resolve the Closing Statement Dispute within fifteen (15) days after the delivery of a Closing Statement Objection to Buyer, then Shareholders’ Representative or Buyer may elect to have the Closing Statement Dispute resolved by the CPA Firm, who shall, acting as experts and not as arbitrators, determine on the basis of the standards set forth in Section 2.4, and only with respect to the remaining accounting-related differences so submitted to the CPA Firm (and not by independent review), whether and to what extent, if any, the Net Working Capital Amount as derived from the Preliminary Closing Statement requires adjustment.  In connection with the engagement of the CPA Firm, each Party shall execute reasonable engagement letters and supply such other documents, information and access to relevant accounting personnel and advisors promptly following the reasonable request therefore by the CPA Firm, provided, in the event a Party fails to do so, the CPA Firm shall determine the relevant matter to which the Closing Statement Dispute relates against the failing Party in all respects.  Each Party may submit such data and information to the CPA Firm as such Party deems appropriate.  The CPA Firm shall be instructed to perform its services no later than sixty (60) days after submission of the Closing Statement Dispute to it, and, in any case, as soon as practicable after such submission, giving due regard to the intention of the Parties to resolve such dispute as efficiently and inexpensively as possible.  In resolving the Closing Statement Dispute, the CPA Firm shall (A) utilize the criteria set forth in Section 2.4, and (B) not assign a value to any item greater than the greatest value for such item claimed by any Party, or less than the smallest value for such item claimed by any Party, as presented to the CPA Firm pursuant hereto.  The CPA Firm shall not have any authority with respect to matters arising in connection with this Agreement other than as set forth in this Section 2.4(f)(ii).

(iii)               Payment of Fees of CPA Firm.  Payment of all fees and expenses of the CPA Firm in connection with the services provided pursuant to Section 2.4(f)(ii) shall be split evenly among Buyer and the Shareholders, with the Buyer paying fifty percent (50%) of such fees and the Shareholders paying the remaining fifty percent (50%) of such fees.

(g)                Payment of Closing Net Working Capital Deficiency Amount or Closing Net Working Capital Excess Amount.  Subject to Section 2.4(i), in the event the Final Closing Statement contains a Closing Net Working Capital Deficiency Amount, then Shareholders’ Representative and Buyer shall deliver joint written instructions to the Escrow Agent to disburse to Buyer a portion of the Working Capital Escrow Amount equal to the Closing Net Working Capital Deficiency Amount and if such amount is less than the Working Capital Escrow Amount, disburse the remaining portion of the Working Capital Escrow Amount to the Shareholder’s Representative.  Subject to Section 2.4(i), in the event the Closing Net Working Capital Statement contains a Closing Net Working Capital Excess Amount, then Buyer shall pay Shareholders’ Representative the Closing Net Working Capital Excess Amount and Buyer and Shareholders’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the Working Capital Escrow Amount to Shareholders’ Representative.

(h)                Payment of Company Closing Payments Excess or Deficiency Amount.  Subject to Section 2.4(i), in the event the Final Closing Statement contains any excess or deficiency applicable to the Company Closing Payments then, (i) any such deficiency shall be paid to Buyer: (A) first from the Working Capital Escrow Account to the extent of funds therein, then (B) by the Shareholders on a several (and not joint and several) basis, pro rata, based on the portion of the Closing Cash Payment received by them; and (ii) any such excess shall be paid by Buyer to the Shareholders, pro rata, based on the portion of the Closing Cash Payment received by them.

(i)                  Netting of Payments Required to Be Made Pursuant to Sections 2.4(g) and 2.4(h).  Any payment or disbursement required to be made by  Buyer under Section 2.4(g) shall be net of any amount required to be paid or disbursed to  Buyer under Section 2.4(h).  Any payment required to be made or disbursed to  Buyer under Section 2.4(g) shall be net of any amount required to be paid or disbursed by  Buyer under Section 2.4(h).

2.5              Documentation.  Buyer shall provide Shareholders’ Representative with such information and documentation as may be reasonably requested by Shareholders’ Representative for reviewing the Preliminary Closing Statement.

Article 3

REPRESENTATIONS AND WARRANTIES

OF THE SHAREHOLDERS AND THE COMPANY

The Shareholders and the Company hereby, severally, represent and warrant to Buyer as follows:

3.1              Organization; Capitalization.

(a)                Organization.  The Company is a corporation duly organized and validly existing, and in good standing under the laws of the State of Delaware.  The jurisdictions in which the Company is qualified or licensed to do business are set forth on Schedule 3.1(a).  The Company (i) has all requisite corporate power and authority to own its properties and assets and to carry on the Business, and (ii) is in good standing and is duly qualified to transact business as a foreign corporation in each jurisdiction where the nature of property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to be in good standing or to be duly qualified to transact business in such foreign jurisdiction would not, individually or in the aggregate, have a Material Adverse Effect.

(b)               Capitalization.  The authorized capital stock of the Company consists of:

(i)                  2,550,000 authorized shares of $0.0001 par value common stock, of which 853,702 shares are issued and outstanding;

(ii)                60,000 authorized shares of $0.0001 par value Series A Preferred stock, of which 57,583 shares are issued and outstanding;

(iii)               660,000 authorized shares of $0.0001 par value Series B Preferred stock, of which 654,430 shares are issued and outstanding;

(iv)              200,000 authorized shares of $0.0001 par value Series C Preferred stock, of which 178,808 shares are issued and outstanding; and

(v)                215,000 authorized shares of $0.0001 par value Series D Preferred stock, of which 106,680 shares are issued and outstanding.

(c)                The Shares set forth opposite the Shareholders’ names on Schedule 2.1  constitute all of the issued and outstanding capital stock of the Company.  All of the Shares have been validly issued and are fully paid and nonassessable.  Other than as set forth on Schedule 3.1(c), there are none of the following (collectively, “Stock-Based Awards”): (i) outstanding options, warrants, rights, calls, commitments or demands of any character granted or issued by or binding upon the Company for the purchase or acquisition of any equity or debt securities of the Company from the Company, (ii) securities convertible into or exchangeable for any equity or debt securities of the Company, or (iii) capital appreciation rights, phantom stock plans, securities with profit participation rights or features or similar obligations or commitments of the Company. No securities of the Company have been issued or purchased by the Company, the Subsidiary, or any Shareholder in violation of, or in a manner which could give rise to any material liability under, the Securities Act, or the securities or Blue Sky laws of any country, state, territory or other jurisdiction (whether foreign or domestic).

(d)               The Company has delivered to Buyer true and complete copies of the articles of incorporation and by-laws, as amended, of the Company, as well as the minute books, stock books and stock transfer records of the Company.  The minute books, stock books and stock transfer records contain true and complete minutes and records of all issuances and transfers of capital stock of the Company and of all minutes and records of all meetings, proceedings and other actions of the shareholders, board of directors and/or committees of the board of directors of the Company from the date of incorporation of such entity and all such meetings, proceedings and actions have been duly, legally and properly held or taken.

3.2              Subsidiary.

(a)                Subsidiary Capitalization.  The Company does not own, directly or indirectly, any capital stock or other securities of any Person other than the Subsidiary.  All the outstanding capital stock of the Subsidiary is owned directly by the Company free and clear of all Liens and all material claims or charges of any kind, and are validly issued, fully paid and non-assessable.  There are no (i) outstanding options, warrants, rights, calls, commitments or demands of any character granted or issued by or binding upon the Subsidiary for the purchase or acquisition of any equity or debt securities of the Subsidiary from the Subsidiary, (ii) securities convertible into or exchangeable for any equity or debt securities of the Subsidiary, or (iii) capital appreciation rights, phantom stock plans, securities with profit participation rights or features or similar obligations or commitments of the Subsidiary. No securities of the Subsidiary have been issued or purchased by the Company, the Subsidiary, or any Shareholder in violation of, or in a manner which could give rise to any liability under, the Securities Act, or the securities or Blue Sky laws of any country, state, territory or other jurisdiction (whether foreign or domestic).

(b)               Subsidiary Organization.  Subsidiary is a corporation duly organized and validly existing, and in good standing under the laws of the State of Delaware.  The jurisdictions in which Subsidiary is qualified or licensed to do business are set forth on Schedule 3.2(b).  Subsidiary (i) has all requisite corporate power and authority to own its properties and assets and to carry on the Business, and (ii) is in good standing and is duly qualified to transact business as a foreign corporation in each jurisdiction where the nature of property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to be in good standing or to be duly qualified to transact business would not, individually or in the aggregate, have a Material Adverse Effect.

(c)                The Company has delivered to Buyer true and complete copies of the articles of incorporation and by-laws, as amended, of the Subsidiary, as well as the minute books, stock books and stock transfer records of the Subsidiary.  The minute books, stock books and stock transfer records contain true and complete minutes and records of all issuances and transfers of capital stock of the Subsidiary and of all minutes and records of all meetings, proceedings and other actions of the shareholders, board of directors and/or committees of the board of directors of the Subsidiary from the date of incorporation of such entity and all such meetings, proceedings and actions have been duly, legally and properly held or taken.

3.3              Authority.  The Company has the requisite corporate power and corporate authority to execute and deliver this Agreement and the Transaction Documents to which the Company is a party, to perform its obligations under this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and this Agreement has been duly and validly executed and delivered by the Company.  This Agreement and the Transaction Documents to which the Company is a party have been duly and validly executed and delivered by the Company and, assuming the due execution and delivery thereof by the other parties thereto, constitute the valid and binding obligations of the Company (if any to the extent that a Transaction Document constitutes an obligation), enforceable against the Company in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, liquidation, dissolution, moratorium or other similar laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity (regardless of whether considered in proceedings at law or in equity).

3.4              No Conflicts.  Other than as set forth on Schedule 3.4, the execution, delivery and performance of this Agreement and the Transaction Documents to which the Company is a party by the Company and the consummation of the transactions contemplated hereby and thereby will not (a) violate any provision of the Company’s or Subsidiary’s Certificate of Incorporation or bylaws, (b) violate any provision of, require the consent of any Person party to, or be an event that is a violation of, result in a breach or termination of, or result in the acceleration of or entitle any party to accelerate any obligation under, or result in the imposition of any Lien upon any of the Shares or the Company’s assets or properties pursuant to any Lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which any of the Company or the Subsidiary is a party or by which it is bound, or (c) violate or conflict with any provision of material Law or Order of any Governmental Authority to which either the Company or the Subsidiary is subject.

3.5              Financial Statements.  Attached hereto as Schedule 3.5 are true, correct and complete copies of the following financial statements of the Company and the Subsidiary (collectively, the “Financial Statements”):  (a) audited consolidated balance sheets, statements of income and retained earnings, statements of cash flows, and changes in stockholders’ equity,  as of and for the fiscal years ended December  31, 2009 and December 31, 2010 (including related notes, and schedules if any); and (b) unaudited consolidated balance sheet of the Company as of August 31, 2011 (the “Recent Balance Sheet”), and unaudited consolidated statements of income, changes in stockholders’ equity, cash flows  and retained earnings (including related notes and  schedules, if any) for the period beginning  January 1, 2011 and ending August 31, 2011 (the “Interim Balance Sheet Date”).  The Financial Statements were (i) prepared in the ordinary course of business from the regular financial books and records of the Company in accordance with GAAP consistently followed throughout the periods indicated (provided  that the unaudited statements are subject to normal year end adjustments and footnotes and other presentation items which are not material), and (ii) fairly represent, in all material respects, the consolidated financial condition of the Company and the consolidated results of operations, changes in stockholders’ equity, cash flows transactions, assets, liabilities,  and earnings of the Company for the periods or as of the dates set forth in the Financial Statements.  Subject to the reserves and allowances therefor, all of the accounts receivable of the Company set forth on the Recent Balance Sheet represent valid obligations arising from sales actually made in the ordinary course of business, and to the Shareholders’ Knowledge, no Person has any intention not to pay or inability to pay any such account receivable when due.  Neither the Company nor the Subsidiary has received any advice or notification from its independent certified public accountants that it has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the Financial Statements or its books and records, any properties, assets, liabilities, revenues or expenses.

3.6              Absence of Certain Changes.  Since December 31, 2010:

(a)                there have not been any Material Adverse Effects in regard to the Company or the Subsidiary and to the Shareholders’ Knowledge there have been no events, changes or occurrences which would reasonably be expected to have a Material Adverse Effect in regard to the Company or the Subsidiary;

(b)               with respect to the Business, the Company and the Subsidiary have operated the Business in the ordinary course consistent with past practice and preserved their business organizations intact and have used commercially reasonable efforts to keep available the services of their employees and to preserve their relationships with their customers and others with whom they do business;

(c)                with respect to the Business, neither the Company, nor the Subsidiary have delayed or postponed the payment of accounts payable or other Liabilities either involving more than [****]  (individually) or outside the ordinary course of business;

(d)               with respect to the Business, neither the Company, nor the Subsidiary have canceled, compromised, waived, or released any Action (or series of related Actions) either involving more than [****]  or outside the ordinary course of business;

(e)                Except as otherwise provided on Schedule 3.6(e), neither the Company nor the Subsidiary has committed to make any capital expenditure not paid for or accrued prior to the Closing Date, except for commitments for capital expenditures not exceeding [****]  in the aggregate made in the ordinary course of business;

(f)                 Except as otherwise provided on Schedule 3.6(f), neither the Company nor the Subsidiary has entered into any severance agreements, retention agreements or any other long-term commitments with any employee, officer or consultant;

(g)                Neither the Company nor the Subsidiary has materially defaulted under any Scheduled Contract;

(h)                Except as provided on Schedule 3.6(h), neither the Company, nor the Subsidiary has made any change in its accounting methods, principles or practices; or

(i)                  neither the Company nor the Subsidiary has granted or incurred any obligation for any increase in the compensation of any of its officers or employees (including, but not limited to, any increase pursuant to any bonus, pension, profit-sharing, retirement or other plan or commitment), except for raises and bonuses to its officers, managers or employees in the ordinary course of business and consistent with past practice.

3.7              Title to Assets; Sufficient Assets.

(a)                Title to Assets.  Each of the Company and the Subsidiary has good, transferable and indefeasible title (fee or leasehold) to all of the properties and assets which it purports to own and which are included in the Business, free and clear of any Liens other than Permitted Liens (the “Company Assets”).

(b)               Sufficient Assets.  The Company Assets constitute all of the properties, assets, rights, interests, and claims used in connection with the Business and which are necessary to operate the Business as conducted by the Company and the Subsidiary and in compliance in all material respects with all applicable Laws, contracts and Permits as of the Closing and to perform all of the liabilities and obligations of the Business as they exist at the Closing.   Except as set forth on Schedule 3.7(b), all of the Company Assets, are, free from material patent defects and to Shareholders’ Knowledge free from material latent defects, have been maintained in accordance with normal industry practice (and, where applicable, generally accepted standards of good engineering practice), and are in a condition (subject to normal wear and tear), that is suitable for the purposes for which they are presently used.

3.8              Litigation.  Except as disclosed on Schedule 3.8, there are no Actions pending or, to the Shareholders’ Knowledge, threatened against the Company or the Subsidiary.  Except as disclosed on Schedule 3.8, there are no judgments or outstanding orders, injunctions, writs, decrees, stipulations or awards (whether rendered by a court or administrative agency, or by arbitration) against the Company or the Subsidiary, or any of the directors, officers, employees, or agents of the Company or the Subsidiary in their capacities as such.  There are no Actions pending, or to Shareholders’ Knowledge, threatened by, against, or affecting the Company or the Subsidiary in connection with or relating to the transactions contemplated hereby.

3.9              Undisclosed Liabilities.  Neither the Company nor the Subsidiary have any Liabilities except:  (a) Liabilities clearly and accurately reflected on the liability side of the Financial Statements, (b) Liabilities which have arisen after the Interim Balance Sheet Date in the ordinary course of business, or (c) as disclosed on Schedule 3.9.

3.10          Compliance with Laws.  Except as set forth on Schedule 3.10, the Company and the Subsidiary are in material compliance with all Laws applicable to the Business, and neither the Company, nor the Subsidiary has received notice of any such alleged noncompliance with respect thereto that has not been resolved.

3.11          Insurance.  Schedule 3.11 sets forth a true and complete list of the insurance policies maintained by the Company and the Subsidiary that cover the Company Assets and the operations of the Business, including a summary of each policy identifying the carrier, limits, premiums and whether such policies are occurrence or claims made policies.  All policies and binders for the current policy year are valid and in full force and effect and all premium due thereon as of the date of this Agreement have been paid.  There are no material claims, by or with respect to the Company or the Subsidiary, pending under any of the liability insurance policies listed on Schedule 3.11, or disputes with insurers with respect thereto.  Neither the Company, nor the Subsidiary has received any written notice regarding any cancellation or termination of, refusal of any coverage or rejection of any claim under, or material adjustment in the amount of the premiums payable with respect to any liability insurance policy listed on Schedule 3.11.

3.12          Contracts.

(a)                Scheduled Contracts.  Schedule 3.12(a) sets forth all of the following contracts to which any of the Company or the Subsidiary is a party or by which any of them is bound (collectively, the “Scheduled Contracts”), true and complete copies of which have been provided to Buyer:

(i)                  contracts with any Shareholder or any Affiliate of any Shareholder, or any family member of such person;

(ii)                contracts for the sale of any assets of the Company or the Subsidiary or the grant to any Person of any rights to purchase any of its assets in each case other than contracts/grants in the ordinary course of business of the Company and the Subsidiary or for consideration less than [****];

(iii)               contracts with independent sales representatives;

(iv)              contracts containing covenants of the Company or the Subsidiary not to compete with any Person in any geographical area or covenants of any other Person (other than employees) not to compete with the Company or the Subsidiary in any geographical area;

(v)                contracts relating to any Indebtedness or the guarantee by the Company or the Subsidiary of any such Indebtedness (other than contracts evidencing trade payables in the ordinary course of business);

(vi)              any other contract that involves the receipt or expenditure of more than [****]  in the aggregate;

(vii)             written employment or severance agreements with employees of the Company or the Subsidiary, or any non-compete agreement with or binding upon any such employee;

(viii)           contracts for any capital expenditure in excess of [****]  outside the ordinary course of business and other than the scheduled replacement or upgrade of equipment;

(ix)              agreements or commitments for the purchase or sale of any goods or services (other than contracts entered into in the ordinary course of business) and involving payments under any individual contract in excess of [****], which is not cancelable on thirty (30) days notice or less without penalty;

(x)                agreements or commitments for the acquisition of assets or any interest in any business enterprise involving the payment of more than [****], individually or [****], in the aggregate;

(xi)              licenses and other agreements involving any Intellectual Property (other than open source software, contracts for commercially available “off the shelf” software licenses, non-disclosure agreements and work-for-hire agreements, in each case, entered into in the ordinary course of business);

(xii)             any settlement, conciliation or similar agreement with any Governmental Authority, or resolving any material pending or threatened Action against the Company, the Subsidiary or the Shareholders, or that creates monitoring or reporting obligations to any Government Authority outside of the ordinary course of business;

(xiii)           any agreement that contains any provision pursuant to which the Company or the Subsidiary is obligated to indemnify or make any indemnification payments to any Person and that was not entered into in the ordinary course of business;

(xiv)           joint venture agreements or teaming agreements; and

(xv)            any other contract not otherwise covered by clauses (i) through (xiv) above, that was not entered into in the ordinary course of business or that is otherwise material to the Business.

(b)               No Default.  All of the Scheduled Contracts are in full force and effect and are the legal, valid and binding obligations of the Company or the Subsidiary, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  Neither the Company nor the Subsidiary is in default in any material respect under any Scheduled Contract, nor to the Shareholders’ Knowledge, is any other party to any Scheduled Contract in default thereunder in any material respect.  To the Shareholders’ Knowledge, no event has occurred that, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration under any Scheduled Contract.

(c)                Except as disclosed on Schedule 3.12(c), each product sold or delivered by the Company and/or the Subsidiary which was manufactured by the Company and/or the Subsidiary in the last [****]  has been in conformity with all applicable specifications under any Scheduled Contract and all express and implied warranties, and the Company has no Liability (and there is no basis for any present or future Action against the Company giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the date hereof in accordance with the past custom and practice of the Company.  Except as disclosed on Schedule 3.12(c), no product sold or delivered by the Company or the Subsidiary which was manufactured by the Company and/or the Subsidiary during the last [****]  is subject to any guaranty, warranty, or other indemnity beyond the Company’s and/or Subsidiary’s applicable standard terms and conditions of sale or lease, true and complete copies of which have been provided to Buyer.

3.13          Licenses, Approvals, Other Authorizations, Consents, Reports, Etc.

(a)                Authorizations; Pending Actions.  Schedule 3.13(a) sets forth a true and complete list of all material governmental licenses, Permits, franchises and other authorizations of any Governmental Authority necessary to operate the Business (the “Licenses”).  Except as set forth on Schedule 3.13(a), the Company and the Subsidiary possess or have been granted all Licenses.  Except as set forth on Schedule 3.13(a), all Licenses are in full force and effect.  Except as set forth on Schedule 3.13(a), no proceeding is pending or, to the Shareholders’ Knowledge, threatened in writing seeking the revocation or limitation of any License.

(b)               Further Actions.  Except as specified on Schedule 3.13(b), no permit, order, authorization, consent, waiver or approval of or by, or any notification of or filing with, any Person (Governmental Authority or otherwise) is required in connection with the execution, delivery and performance by the Company or the Subsidiary of this Agreement or the consummation of the transactions contemplated hereby, except for those that become applicable solely as a result of the specific regulatory status of Buyer or its Affiliates.

3.14          Taxes.

(a)                Filing of Tax Returns.  The Company and Subsidiary have timely filed all Tax Returns that they were required to file under all federal, state, local and foreign Tax Laws applicable to the Company, the Subsidiary and the Business and in each case with due regard to all extensions.  Each such Tax Return was true, correct and complete in all material respects and were prepared in compliance with all applicable Laws.  With respect to the Business, all Taxes (whether or not shown on any Tax Return) due and payable have been paid in full by the Company and the Subsidiary, and there are no Taxes (whether or not shown on any Tax Return) that are past due.  Any Taxes that are not yet payable have been adequately accrued on the books and records of the Company.  There are no Tax deficiencies (including penalties and interest) of any kind assessed against or relating to either the Business with respect to any taxable period ending on or before, or including, the date hereof of a character or nature that would result in Liens or claims on any of the Company Assets or that would result in any claim against Buyer.

(b)               Tax Withholding.  All Taxes that the Company is required by Law to withhold or collect, including sales and use taxes and amounts required to be withheld for Taxes of employees, creditors and all other third parties have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authority or are held in separate bank accounts for such purpose.

(c)                No Actions.  There are no Actions with respect to any Taxes or Tax Returns of the Company or the Subsidiary either (i) claimed or raised by any Government Authority in writing or (ii) to the Shareholders’ Knowledge, threatened or impending.  Neither the Company, nor the Subsidiary has waived any statute or period of limitations with respect to any Tax or agreed, or been requested by any Government Authority to agree, to any extension of time with respect to any such Tax.  No extension of time within which to file any Tax Return of the Company or the Subsidiary has been requested, granted or currently is in effect.

(d)               Tax-Exempt Property.  None of the Company Assets (i) are property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, or (ii) constitutes “tax-exempt use property” or “tax-exempt bond financed property” within the meaning of Section 168 of the Code.

3.15          Labor Matters.

(a)                Compliance With Laws.  The Company and the Subsidiary are in material compliance with all applicable federal and state Laws relating to the employment of labor, including the provisions thereof relating to wages, hours, collective bargaining, and the payment of Social Security and other payroll and/or withholding taxes, and are not liable for any arrears of wages or any tax or penalty for failure to comply with any of the aforesaid laws or requirements, including the National Labor Relations Act, the Occupational Safety and Health Act of 1970, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the WARN Act (as defined below), and the Age Discrimination in Employment Act of 1967.  The Company and the Subsidiary have completed and retained the required Form I-9 employment verification paperwork for all existing employees pursuant to the Immigration Reform and Control Act of 1986.

(b)               No Work Stoppages.  During the past [****], there has not been, there is not presently pending or existing, and to Shareholders’ Knowledge, there is not threatened:  (i) any strike, lockout, picketing, hand-billing, concerted work stoppage or slowdown, or labor dispute  with respect to any employees of the Company or the Subsidiary, or (ii) any lockout by the Company or the Subsidiary of any employees, (iii) labor or employment Action, and there is no representation petition pending or, to Shareholders’ Knowledge, threatened with respect to any employee of the Company or the Subsidiary.

(c)                Employees.  Schedule 3.15(c) sets forth a complete and correct list setting forth the current (i) names, work location, job title, current base wage or salary rate of every individual currently employed by the Company or the Subsidiary, and any other compensation payable or potentially payable to them (including housing allowances, compensation payable pursuant to bonus, deferred compensation or commission arrangements or other compensation) under each Employee Benefit Plan in which they participate or are eligible to participate, leave of absence status, accrued but unused vacation, sick time, or other paid time off, and (ii) names and total amount of payment(s) received during the twelve (12) month period preceding the date hereof for every independent contractor and consultant who is or was engaged to render services to the Company or the Subsidiary and whose aggregate amount of payment(s) received therefor is or was in excess of [****].  Buyer has been provided with true and complete copies of all manuals, brochures, agreements and other documents setting forth personnel policies applicable to the employees of Company and/or the Subsidiary.

(d)               WARN Act.  Within the past [****], neither the Company nor the Subsidiary have implemented any “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., and the regulations issued thereunder (the “WARN Act”).

(e)                Employment Agreements.  Other than those set forth in Schedule 3.15(e), neither the Company nor the Subsidiary have entered into any employment agreements or contracts with any Person.  The Company and the Subsidiary have performed all obligations required to be performed thereby under all contracts and agreements set forth on Schedule 3.15(e), and, to the Shareholders’ Knowledge, no other party to any such contract, agreement, or instrument is in default thereunder.

3.16          Employee Benefit Plans.

(a)                Compliance and Qualification.  Schedule 3.16(a) lists each Employee Benefit Plan that the Company or any ERISA Affiliate maintains or to which the Company or any ERISA Affiliate contributes or is a participating employer and in which any Employee participates or is owed benefits or for which an obligation by or Liability of the Company currently exists.  With respect to each Employee Benefit Plan, the Company has delivered to Buyer true and complete copies of all current plan documents, including all amendments thereto and summary plan descriptions, including all subsequent summaries of material modification, the most recent determination letter (or opinion letter) received from the Internal Revenue Service, copies of the three most recently filed Form 5500 annual reports, and all related trust agreements, insurance policies or other funding vehicles associated with such Employee Benefit Plan, as applicable.  Each Employee Benefit Plan of the Company and the Subsidiary (i) complies in all material respects with all applicable requirements of ERISA and the Code, and is operated in material compliance with its terms; (ii) is operated in such a manner as to qualify, where appropriate, for both federal and state purposes, for income tax exclusions to its participants, tax exempt income for its funding vehicle, and the allowance of deductions with respect to contributions thereto; (iii) that is intended to be qualified under Section 401(a) of the Code has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and to Shareholders’ Knowledge, nothing has occurred since the date of such determination that would cause such determination letter to become unreliable; and (iv) has no Liabilities with respect to ERISA or the Code, nor do any circumstances exist that would reasonably be expected to result in, any such Liabilities (excluding any Liabilities with respect to the termination of any Employee Benefit Plan after the Closing).

(b)               No Multiemployer Plans.  Neither of the Company, the Subsidiary nor any ERISA Affiliate has at any time participated in or made contributions to or had any other liability with respect to, any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) which is (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), or (ii) subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

(c)                No Prohibited Transactions.  No Person has entered into any nonexempt “prohibited transaction” (as such term is defined in ERISA and the Code) with respect to any Employee Benefit Plan of the Company and the Subsidiary.

(d)               Amendment.  Except as set forth on Schedule 3.16(d), each Employee Benefit Plan of the Company and the Subsidiary may be amended, terminated, modified or otherwise revised following the Closing.

(e)                No Retiree Benefits.  No Employee Benefit Plan of the Company or the Subsidiary provides medical, health, life insurance or other welfare type benefits to retirees or former employees or individuals who terminate (or have terminated) employment with the Company, the Subsidiary or any ERISA Affiliate, or the spouses or dependents of any of the foregoing, except for limited continued medical benefit coverage for former employees, their spouses and other dependents as required to be provided under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA (COBRA) or applicable similar state Law.

(f)                 Contributions.  All contributions and premium payments (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each Employee Benefit Plan of the Company and the Subsidiary, and all contributions and premium payments for any period ending on or prior to the Closing Date that are not yet due have been made to each Employee Benefit Plan of the Company and the Subsidiary, or accrued in accordance with past custom and practice.

(g)                Disclosures.  All required reports, descriptions and disclosures have been filed or distributed appropriately and in accordance with applicable law with respect to each Employee Benefit Plan.  The requirements of Part 6 of Subtitle B of Title 1 of ERISA and of Section 4980B of the Code has been met in all material respects with respect to each Employee Benefit Plan that is a group health plan.

(h)                Audits.  There are no unresolved claims, proceedings, audits, investigations or disputes under the terms of, or in connection with, any Employee Benefit Plan (other than routine undisputed claims for benefits) and no action, legal or otherwise, has been commenced with respect to any such claim, proceeding, audit, investigation or dispute.

(i)                  Fiduciary Liability.  The Company does not have and, to the Shareholders’ Knowledge, no fiduciary has, any Liability for breach of fiduciary duty or any failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plan.

(j)                 Actions.  No Action with respect to the administration or the investment of the assets of any Employee Benefit Plan (other than routine claims for benefits) is pending or, to the to the Shareholders’ Knowledge, threatened, and there is no basis for any such Action.

(k)               Excess Parachute Payments.  No amount paid or payable by the Company or any ERISA Affiliate in connection with the transactions contemplated hereby could be an “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provisions of state, local or foreign law).

(l)                  409A.  No Employee Benefit Plan and no grants, awards or benefits thereunder are subject to Section 409A of the Code or, if subject to Section 409A of the Code, have failed, in form or operation, to meet the requirements of Section 409A of the Code and Treasury regulations and all other applicable guidance promulgated thereunder.  There is no Employee Benefit Plan to which the Company or any ERISA Affiliate is a party covering any Employee that could require the Company or any ERISA Affiliate to compensate any employee for tax-related payments under Section 409A of the Code (or any similar state law) or excise taxes paid pursuant to Section 4999 of the Code.

3.17          Real Property.

(a)                Owned Property.  The Company owns the real property listed on Schedule 3.17(a)  (the “Owned Real Property”). The Company has good and marketable title, in fee simple, to such Owned Real Property and to all structures and fixtures attached or appurtenant to or used in connection therewith, free and clear of any Liens, claims or rights of any kind, nature or description whatsoever, except for the Permitted Liens.  Buyer has been provided with copies of all existing title policies, reports and surveys of the Owned Real Property in the Company’s possession or under its control.

(b)               Leases.  Schedule 3.17(b) lists all real property leased or subleased to the Company or the Subsidiary (the “Leased Real Property”).  The Company has delivered to Buyer true, correct and complete copies of the leases, subleases, licenses and other agreements for occupancy, including all amendments, extensions and other modifications thereto (the “Leases”) with respect to each Leased Real Property as listed in Schedule 3.17(b).  With respect to each Lease listed in Schedule 3.17(b):

(i)                  Each Lease is legal, valid, binding, enforceable, and in full force and effect, subject to the effect of bankruptcy, insolvency, reorganization, liquidation, dissolution, moratorium or other similar laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity (regardless of whether considered in proceedings at law or in equity).

(ii)                Neither the Company nor the Subsidiary is in material breach or default under any Lease, nor, to the Shareholders’ Knowledge, is any other party to any Lease in default thereunder in any material respect.  To the Shareholders’ Knowledge, no event has occurred that, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration under any Lease.

(iii)               No security deposit or portion thereof deposited with respect to any Lease has been applied in respect of a breach of or default under any Lease that has not been redeposited in full.

(iv)              Neither the Company, nor the Subsidiary owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to any Lease.

(v)                Neither the Company, nor the Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy the leased real property or any portion thereof.

(vi)              Neither the Company, nor the Subsidiary has collaterally assigned or granted any other Lien in any Lease or any interest therein.

(vii)             There are no Liens against the Company or the Subsidiary  on the estate or interest created by any Lease.

(viii)           Neither the Company or the Subsidiary, nor to the Shareholders’ Knowledge, any third party, has repudiated or waived any material provision of any Lease.

(c)                The Company or the Subsidiary has a validly existing and enforceable leasehold or subleasehold interest in the premises demised under each of the Leases, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).  The rental set forth in each of the Leases is the actual rental being paid, and there are no separate agreements or understanding with respect to the same.  The improvements located on the real property under the Leases are in reasonable condition in all material respects (except for ordinary wear and tear, normal repairs and maintenance).

(d)               The Owned Real Property and the Leased Real Property and the use thereof conform in all material respects with all covenants and restrictions and all applicable building, zoning, environmental, land use and other applicable Laws.

3.18          Environmental Matters.  Except as set forth on Schedule 3.18, or in the Phase 1 Reports with respect to the Owned Real Property attached to such Schedule, other than as to matters that would not have a Material Adverse Effect (a) neither the Company, nor the Subsidiary is in violation of any Environmental Law as of the Closing (whether in conducting the Business or otherwise) and (b) neither the Company, nor the Subsidiary has received written notice of any Action pending from any Governmental Authority with respect to any alleged noncompliance with, or Liability under, any Environmental Law, including any such Action relating to the release, discharge, spillage, or disposal (onsite or offsite) into the environment of any Hazardous Material.  During the preceding five (5) years, neither the Company, nor the Subsidiary has received any written notice from any Governmental Authority or third party alleging that it is not in material compliance with any Environmental Law or has any material Liability under any Environmental Law.  None of the Company, the Subsidiary, or their predecessors or Affiliates, has directly caused any release of petroleum or a “hazardous substance,” as that term is defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., in excess of a reportable quantity on any real property owned or leased by any Seller Entity which release remains unresolved, or has otherwise released, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or exposed any Person to, any Hazardous Material, or owned or operated any property or facility which is or has been contaminated by any Hazardous Material, so to as to give rise to any material Liabilities of the Company, the Subsidiary or their predecessors or Affiliates (including any material investigative, corrective or remedial obligations) under any Environmental Law.  Without limiting the foregoing, each of the Company and the Subsidiary has obtained, and has at all times complied in all material respects with, all Permits, licenses and other authorizations required under applicable Environmental Laws to operate the Business, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.  The Company has furnished to Buyer all environmental audits, assessments and reports and all other documents materially bearing on environmental, health or safety Liabilities relating to the Company, the Subsidiary or their Affiliates’ or predecessors’ past or current properties, facilities or operations, in each case which are in their possession or under their reasonable control.

3.19          Intellectual Property.

(a)                Complete lists of the Intellectual Property, including any rights applied for by the Company or the Subsidiary) are set forth on Schedule 3.19(a).  To Shareholders’ Knowledge, the Intellectual Property is valid, subsisting and enforceable, and the Company and the Subsidiary have used their commercially reasonable efforts to maintain, enforce and protect the same.

(b)               The Company and the Subsidiary’s rights of ownership or use of any Intellectual Property shall not be adversely affected by the transactions contemplated hereto.  Other than as set forth on Schedule 3.19(b), the Intellectual Property is exclusively owned by the Company and the Subsidiary, free and clear of any Liens other than Permitted Liens, and the Intellectual Property is sufficient to operate the Business as conducted by the Company and the Subsidiary as of the date of this Agreement.

(c)                Except as set forth on Schedule 3.19(c), to Shareholders’ Knowledge, the use of the Intellectual Property in the Business as presently conducted or otherwise, does not constitute an unauthorized use, infringement, misappropriation or other violation of the  rights to the Intellectual Property of any other Person.  Except as set forth on Schedule 3.19(c), there are no Actions against the Company or the Subsidiary that were either made within the past six (6) years, are presently pending or, to Shareholders’ Knowledge, threatened, contesting the validity, use, ownership or enforceability of any Intellectual Property, and, to Shareholders’ Knowledge, there is no reasonable basis for any such Action to exist.  Except as set forth on Schedule 3.19(c), to Shareholders’ Knowledge, there has not been, nor is there presently, any unauthorized use, infringement, misappropriation or other violation of any of Intellectual Property by any other Person.  The Company and the Subsidiary have the full right to possess, use, copy, distribute, display, transfer and license their respective Intellectual Property in the manner in which it is currently possessed, used, copied, distributed, displayed, transferred or licensed.

3.20          Affiliate Transactions.  Except as set forth on Schedule 3.20, neither the Company nor the Subsidiary is a party to any contract or agreement other than an Employee Benefit Plan with any of its employees, officers, directors, Shareholder, or any of such Persons’ respective Affiliates or family members (each, an “Affiliate Transaction”).  Except for any Employee Benefit Plan or as set forth on Schedule 3.20, no member of the family of any officer, director, Shareholder or Affiliate of the Company or the Subsidiary is directly or indirectly interested in any contract, agreement or arrangement with the Company or the Subsidiary.

3.21          Customers and Suppliers.  Schedule 3.21(a) sets forth the 10 largest customers (measured by dollar volume) of the Company and the Subsidiary during each of the 2010 calendar year and the period beginning January 1, 2011 and ending on the Interim Balance Sheet Date, together with aggregate sales to such customer during such periods.  Schedule 3.21(b) sets forth the 10 largest suppliers (measured by dollar volume) to the Company and the Subsidiary during each of the 2010 calendar year and the period beginning January 1, 2011 and ending on the Interim Balance Sheet Date, together with aggregate purchases from such supplier during such periods.  Other than as set forth on Schedule 3.21(c), none of such customers or suppliers has terminated or materially and adversely changed, or to Shareholders’ Knowledge has threatened to terminate or materially and adversely change, its relationship with the Company and the Subsidiary on or after the date hereof.

3.22          Absence of Questionable Payments.  Neither the Shareholders, the Company nor the Subsidiary or any director, officer, agent, employee or other Person acting on behalf of any of them has (a) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §79dd-2), as amended, or any other applicable Law; or (b) accepted or received any unlawful contributions, payments, expenditures or gifts.

3.23          Brokers, Finders, Etc.  Other than CW Downer, neither the Company nor the Subsidiary has employed or entered into any agreement with, nor are the Company or the Subsidiary subject to, any valid claim of any broker, finder or other intermediary in connection with the transactions contemplated by this Agreement or the Transaction Documents who might be entitled to a fee or commission in connection with such transactions.

3.24          Disclosure.  Neither the representations and the warranties of the Company and the Shareholders contained in this Agreement or the other Transaction Documents nor any statement contained in any Schedule, Exhibit, certificate or other instrument furnished to Buyer under or in connection herewith or therewith, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein or therein not misleading.

Article 4
SEVERAL REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each Shareholder, on behalf of itself and not in conjunction with any other Shareholder, hereby represents and warrants to Buyer as follows:

4.1              Authority.  Each Shareholder has the requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which such Shareholder is a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the Transaction Documents to which each Shareholder is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of such Shareholder.  This Agreement and the Transaction Documents to which each Shareholder is a party have been duly and validly executed and delivered by such Shareholder and, assuming the due execution and delivery thereof by the other parties thereto, constitute the valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, liquidation, dissolution, moratorium or other similar laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity (regardless of whether considered in proceedings at law or in equity).

4.2              No Conflicts.  Other than as set forth on Schedule 4.2, the execution, delivery and performance of this Agreement and the Transaction Documents to which each Shareholder is a party by such Shareholder and the consummation of the transactions contemplated hereby and thereby will not (a) violate any provision of, or result in a breach or termination of, or result in the acceleration of or entitle any party to accelerate any obligation under, or result in the imposition of any Lien upon any of the Shares pursuant to any Lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which such Shareholder is a party or by which it is bound, or (b) violate or conflict with any provision of material Law or Order of any Governmental Authority to which such Shareholder is subject.

4.3              Title to Shares.  Except as otherwise provided on Schedule 4.3, each Shareholder is the sole record owner of the Shares set forth opposite such Shareholder’s name on Schedule 2.1, free and clear of all Liens.  All of such Shareholder’s Shares have been received by such Shareholder in compliance with all preemptive, statutory or contractual rights, if any, of any Person.  Each Shareholder has the full power, right and authority to vote and transfer the Shares owned by such Shareholder.  Each Shareholder (a) does not own or have any right to any equity interest in the Company other than the Shares held by such Shareholder, and (b) does not have or hold any Lien against the Company or the Subsidiary or any Company Assets or properties.

4.4              Organization.  Each Shareholder who is not an individual is duly organized and validly existing, and in good standing under the laws of its state of organization.    Each such Shareholder has all requisite corporate power and authority to own its properties and assets and to carry on its business.

4.5              Brokers, Finders, Etc.  Except as provided on Schedule 4.5, no Shareholder has employed or entered into any agreement with, nor is any Shareholder subject to, any valid claim of any broker, finder or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with such transactions.

Article 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to each of the Shareholders as follows:

5.1              Organization.  Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Buyer has full power and authority to execute and deliver this Agreement and the Transaction Documents to which Buyer is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

5.2              Authority.  Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which Buyer is a party, and to perform Buyer’s obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the Transaction Documents to which Buyer is a party, and the consummation of the transactions contemplated therein, have been duly and validly authorized by all necessary action on the part of Buyer.  This Agreement and the Transaction Documents to which Buyer is a party have been duly and validly executed and delivered by Buyer and, assuming the due execution and delivery thereof by the other parties thereto, constitute the valid and binding obligations of Buyer (if and to the extent that a Transaction Document constitutes and obligation), enforceable against Buyer in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, liquidation, dissolution, moratorium or other similar laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity (regardless of whether considered in proceedings at law or in equity).

5.3              No Conflicts.  The execution, delivery and performance of this Agreement and the Transaction Documents to which Buyer is a party by Buyer and the consummation of the transactions contemplated hereby and thereby will not (a) violate any provision of Buyer’s certificate of incorporation or bylaws, (b) violate any provision of, or be an event that is a violation of, result in a breach or termination of, or result in the acceleration of or entitle any party to accelerate any obligation under, or result in the imposition of any Lien upon any of Buyer’s assets or properties pursuant to any Lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which Buyer is a party or by which it is bound, or (c) violate or conflict with any provision of material Law or Order of any Governmental Authority to which Buyer is subject.

5.4              Brokers, Finders, Etc.  Buyer has not employed or entered into any agreement with, nor is Buyer subject to, any valid claim of any broker, finder or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with such transactions.

5.5              Acquisition of Shares for Investment.  Buyer and its Affiliates have such knowledge and experience in financial and business matters that each is capable of evaluating the merits and risks of Buyer’s purchase of the Shares.  Buyer acknowledges that the Shareholders have not made, and do not make, any representation and warranty about the Company’s or the Business’s future, including the Company’s future business, income, operation or performance.  Buyer acknowledges that Buyer and its Affiliates understand the risk of owning and operating a business such as the Company, and know and understand that past or prior results do not assure future success, that many matters beyond the control of Buyer and its Affiliates, the Company and/or the Shareholders can and will effect the success of the Company and the Business, and that none of the Shareholders has promised, assured or guaranteed success of the Company or the Business following the Closing.  Buyer agrees that Shares purchased hereunder may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from such registration available thereunder, to the extent applicable.

5.6              Acknowledgement.  Buyer acknowledges that, other than as set forth in this Agreement, none of the Shareholders or any of their Affiliates, agents or representatives makes or has made any representation or warranty, either express or implied, including, but not limited to, (a) as to the accuracy or completeness of any of the information provided or made available to Buyer or its agents, representatives, lenders or Affiliates prior to the execution of this Agreement, including, but not limited to, information contained in the Confidential Information Memorandum provided by CW Downer, and (b) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company heretofore or hereafter delivered to or made available to Buyer or its agents, representatives, lenders or Affiliates, including, but not limited to, those contained in the Confidential Information Memorandum provided by CW Downer; provided, that such acknowledgement by Buyer shall not apply with respect to fraud or intentional misrepresentation.  With respect to any such projections, forecasts, estimates, plans or budgets delivered by or on behalf of the Shareholders or the Company and the Subsidiary to Buyer or its Affiliates, Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans or budgets, (ii) it is familiar with such uncertainties, (iii) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections, forecasts, estimates, plans or budgets so furnished to it and its Affiliates, and (iv) except in the case of fraud or intentional misrepresentation, it shall have no claim against the Shareholders or the Company, or their respective Affiliates, agents or representatives solely with respect to such projections, forecasts, estimates, plans or budgets.

5.7              Buyer’s Knowledge of Breaches.  Except as set forth on Schedule 5.7 hereto, to Buyer’s Knowledge, as of the date hereof, neither the Shareholders nor the Company is in breach of any representation or warranty contained in this Agreement.

5.8              Financial Viability.  The obligations of Buyer hereunder are not subject to any conditions regarding the ability of Buyer to obtain financing.  Buyer has immediately available funds for purposes of (a) satisfying its obligations under this Agreement (including payment of the Purchase Price), and (b) continuing to operate the Business following the Closing.  Buyer has obtained or will obtain prior to the Closing all approvals, consents, authorizations, guarantees, pledges, certificates and other documents, and has completed or will complete prior to the Closing all actions, necessary to enable Buyer to consummate the transactions contemplated hereby, including the payment of the Purchase Price in accordance with this Agreement.

5.9              WARN Act.  Buyer understands and acknowledges that any terminations or separations of the work force of the Company and the Subsidiary by Buyer, the Company or the Subsidiary at or after the Effective Time which triggers any requirement under the WARN Act shall be the sole responsibility and liability of Buyer.

Article 6
SHAREHOLDER REPRESENTATIVE/LITIGATION SH REPRESENTATIVE

6.1              Designation of the Shareholders’ Representative and Litigation SH Representative.

(a)                Each of the Shareholders hereby designates Scott Dickes as the Shareholders’ Representative with the exclusive authority to act on behalf of such Shareholder for any action to be taken by such Shareholder pursuant to the terms of this Agreement (the “Shareholders’ Representative”).  The Shareholders’ Representative will have full power to act on behalf of each Shareholder according to the terms of this Agreement and the Transaction Documents, to give and receive notices on behalf of each Shareholder and in general to do all things and to perform all acts on each Shareholder’s behalf as may be contemplated by this Agreement and the Transaction Documents, all in the absolute discretion of the Shareholders’ Representative.  Each Shareholder shall be bound by all acts of the Shareholders’ Representative taken in connection with this Agreement or the Transaction Documents.  No grant of authority hereunder shall be considered as requiring the exercise of such authority by the Shareholders’ Representative.  This power of attorney, and all authority hereby conferred, is deemed coupled with an interest.  The Shareholders’ Representative is acting solely in an agency capacity and will have no personal liability of any type for any action taken in the capacity of the Shareholders’ Representative in accordance with the terms of this Agreement, including the compromise, settlement, payment or defense of any claim (including expenses and costs associated therewith) under this Agreement, regardless of whether any Shareholder is the claimant or the party against whom a claim is being made.  Each Shareholder hereby agrees, jointly and severally, to indemnify, defend and hold Buyer, the Company and the Subsidiary harmless from and against any and all claims, losses, liabilities, damages and expenses (including reasonable attorneys’ fees) which may be imposed upon, incurred by or asserted against the Buyer, the Company or the Subsidiary by any Shareholder or any other Person in reliance on the actions of the Shareholders’ Representative as the duly appointed representative of the Shareholders pursuant to this Agreement or the Transaction Documents. In the event that the Shareholders’ Representative has resigned, died or been removed by the Shareholders holding at least two-thirds of the Shares, on an as-converted basis, then Robert W.  Wilkins is hereby designated as the replacement Shareholders’ Representative.  In the event that Robert W. Wilkins has resigned, died or been removed by the Shareholders holding at least two-thirds of the Shares, on an as-converted basis, then the Shareholders holding a majority of the Shares, on an as-converted basis, shall appoint a replacement Shareholders’ Representative.  The Shareholders’ Representative will promptly notify Buyer of any changes to the Shareholders’ Representative.

(b)               Each of the Shareholders hereby designates Scott Dickes as the Shareholders’ Representative with the exclusive authority to act on behalf of such Shareholder for any action to be taken by such Shareholder with respect to the Actions described on Schedule 3.8 hereto and any Third Party Claims arising out of or related thereto (the “Litigation SH Representative”).  The Litigation SH Representative will have full power to act on behalf of each Shareholder according to the terms of this Agreement and the Transaction Documents, to give and receive notices on behalf of each Shareholder and in general to do all things and to perform all acts on each Shareholder’s behalf as may be contemplated by this Agreement and the Transaction Documents, all in the absolute discretion of the Litigation SH Representative.  Each Shareholder shall be bound by all acts of the Litigation SH Representative taken in connection with this Agreement or the Transaction Documents.  No grant of authority hereunder shall be considered as requiring the exercise of such authority by the Litigation SH Representative.  This power of attorney, and all authority hereby conferred, is deemed coupled with an interest.  The Litigation SH Representative is acting solely in an agency capacity and will have no personal liability of any type for any action taken in the capacity of the Litigation SH Representative in accordance with the terms of this Agreement, including the compromise, settlement, payment or defense of any claim (including expenses and costs associated therewith) under this Agreement, regardless of whether any Shareholder is the claimant or the party against whom a claim is being made.  Each Shareholder hereby agrees, jointly and severally, to indemnify, defend and hold Buyer, the Company and the Subsidiary harmless from and against any and all claims, losses, liabilities, damages and expenses (including reasonable attorneys’ fees) which may be imposed upon, incurred by or asserted against the Buyer, the Company or the Subsidiary by any Shareholder or any other Person in reliance on the actions of the Litigation SH Representative as the duly appointed representative of the Shareholders pursuant to this Agreement or the Transaction Documents. In the event that the Litigation SH Representative has resigned, died or been removed by the Shareholders holding at least two-thirds of the Shares, on an as-converted basis, then the Shareholders holding a majority of the Shares, on an as-converted basis, shall appoint a replacement Litigation SH Representative, who shall be reasonably acceptable to Buyer.  The Litigation SH Representative will promptly notify Buyer of any changes to the Litigation SH Representative.

Article 7
ADDITIONAL COVENANTS

7.1              Nondisclosure of Confidential Information.  For [****]  after the Closing Date, the Shareholders shall not reveal Confidential Information to any Person (other than to such Party’s attorneys, accountants, investment advisors and bankers on a need to know basis only), or use the Confidential Information for any purpose other than in connection with (a) the preparation of Tax Returns and investigations, audits or disputes involving same, or (b) litigation or other disputes involving a claim arising out of or relating to the operation of the Company and the Subsidiary or the Business prior to the Closing, Buyer’s investigation of the Company and the Subsidiary or the Business, this Agreement or any Transaction Document, the negotiation and execution of this Agreement or any Transaction Document, or the performance by the Parties of the terms thereof; provided, however, that a Shareholder may disclose confidential information to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services only in the event that those Persons have obligations to such Shareholder of confidentiality, limited use and non-disclosure that cover the Confidential Information and are at least as restrictive as those in this Agreement; or (ii) as may otherwise be required by law.

7.2              Restrictive Covenants.

(a)                Non-Competition.

(i)                  For [****]  after the Closing Date, [****]  will not directly or indirectly (through a subsidiary, director, officer, Affiliate, Person or otherwise) anywhere in the world:  (i) own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in the Business; or (ii) solicit orders from or seek or propose to do business with any customer or supplier of the Business for purposes of engaging in the Business.

(ii)                For [****]  after the Closing Date, [****]  will not directly or indirectly (through a subsidiary, director, officer, Affiliate, Person or otherwise) anywhere in the world own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in the Business with or through any of the companies listed on Schedule 7.2(a)(ii) and/or any Affiliate thereof.  Notwithstanding anything herein to the contrary, this Section 7.2(a)(ii) shall not be applicable to any Affiliate of [****]  which such Person does not own at least a majority of stock or membership interests, as applicable, on an as-converted basis, of such Affiliate.

(b)               Non-Solicitation.  For [****]  after the Closing Date, the Shareholders listed on Schedule 7.2(b) will not directly or indirectly (through a subsidiary, director, officer, Affiliate, Person or otherwise) solicit for employment or employ any then-current employee of the Company or the Subsidiary, or any individual who was employed by the Company or the Subsidiary within six (6) months prior to such solicitation, other than such individual whose employment was voluntarily terminated by the Company or the Subsidiary; provided  that the restriction contained in this Section 7.2(b)  shall not apply to any general solicitation for employees (including through the use of employment agencies) not specifically directed at employees of the Company or the Subsidiary, or the employment of any such individual who responds thereto.  For two (2) years following the Closing Date, none of the Shareholders listed on Schedule 7.2(b) shall directly or indirectly (through a subsidiary, director, officer, Affiliate, Person or otherwise) (i) induce or attempt to induce any executive officer of the Company or the Subsidiary to leave the employ of the Company or the Subsidiary, hire, or in any way interfere with the relationship between the Company or the Subsidiary and any executive thereof or (ii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or the Subsidiary to cease doing business with the Company or the Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or the Subsidiary.  [****].

(c)                Equitable Relief.  The Shareholders acknowledge that any breach of any provision of this Section 7.2 will result in irremediable and/or incalculable damage to Buyer and the Company.  It is therefore agreed that Buyer and the Company shall be entitled to obtain injunctive relief to cause [****]  any of the Shareholders to specifically perform its or his obligations under this Section 7.2, and that any such breach or threatened breach may be brought in a court of equity, in addition to whatever other remedies may be available at law or otherwise.

7.3              Books and Records.  The Company shall, and cause its Subsidiary to, (a) hold all of their respective books and records existing on the Closing Date and not destroy or dispose of any thereof for a period of seven (7) years from the Closing Date; provided, that the Company and the Subsidiary shall have the right to destroy such books and records prior to the expiration of such 7-year period, if prior to destroying such books and records the Company or the Subsidiary (as applicable) offer to the Shareholder Representative at least thirty (30) days prior to such destruction a reasonable opportunity to make copies of such books and records, and (b) following the Closing Date, afford the Shareholders and its accountants and representatives and legal counsel, during normal business hours, upon reasonable request, reasonable access to such books, records and other data and to the employees of the Company and the Subsidiary to the extent that such access may be reasonably required for any purpose related to the preparation of any Shareholder’s Tax Return or the enforcement of any Shareholder’s rights hereunder at no cost to any Shareholder (other than for reasonable out-of-pocket expenses).  Notwithstanding the foregoing or anything to the contrary in this Agreement, nothing in this Agreement shall limit any Shareholder’s right of discovery.

7.4              Further Assurances.  Upon the reasonable request of any Party, each other Party will:  (a) execute and deliver to the other such other documents, releases, assignments and other instruments as may be required to effectuate the Agreement; and (b) take all other actions to fulfill the intent and purpose of this Agreement and the transactions contemplated herein.

7.5              Affiliate Transactions.  Other than with respect to this Agreement and the Transaction Documents, at or prior to Closing, the Company shall terminate, discharge and release all contracts, obligations, liabilities, accrued and unaccrued expenses, advances or other payments with respect to the Affiliate Transactions set forth on Schedule 7.5.  Other than with respect to this Agreement or the agreements and transactions contemplated hereby, the termination of all such agreements, liabilities and obligations shall be without any continuing obligation or liability of (a) the Company to the Shareholders or any Affiliates, or (b) the Shareholders or any Affiliates to the Company or its Affiliates, except as specified herein.

7.6              Environmental Matters.  Following the Closing, Buyer, the Company and the Subsidiary, and their respective Affiliates will not (a) voluntarily conduct any environmental studies or tests with respect to the Owned Real Property unless such studies or tests are required in response to any inquiry by a Governmental Authority, or (b) intentionally or willfully act (or fail to act) in any matter that encourages any Governmental Authority to expand the nature or scope of any environmental inquiry, investigation, or remediation requested by such Governmental Authority; provided that Buyer, the Company and the Subsidiary, and their respective Affiliates may conduct any environmental studies or tests with respect to the Leased Real Property or Owned Real Property in the ordinary course of business or in accordance with applicable Law, including a Phase II environmental assessment within a reasonable period following Closing (unless completed before Closing) and any environmental compliance audits permitted under applicable Law.

7.7              Transfer Taxes.  All federal, state, or local and other transfer, sales, use, or similar Taxes applicable to or imposed upon or arising out of the transfer of the Shares or other transactions contemplated by this Agreement shall be paid by the Shareholders.

7.8              Release by the Shareholders.  To the fullest extent permitted by Law, each of the Shareholders hereby waives and releases, on behalf of itself and its Affiliates, officers, directors, employees, advisors and agents (collectively, the “Releasors”), all rights, claims, debts, actions or causes of action, known or unknown, including under any Law against discrimination, and any claims arising out of tort, contract, or common law, existing on or prior to the Closing Date that the Releasors, collectively or individually, have or might have against the Company or the Subsidiary, or their successors or assigns (collectively, the “Releasees”) for any and all claims arising from, out of, or relating to each of the Releasors' relationship with the Company as stockholder, director, officer, employee, or agent; provided, however, that no Releasor waives or releases any claims relating to this Agreement or any claims such Releasor shall have for (i) customary accruals of employee benefits, (ii) payment of accrued salary and commissions, (iii) other compensation for services performed, or (iv) indemnification provided by Law or written agreement (including, without limitation, the corporate charter or bylaws of the Company or any Subsidiary) for acts or omissions by the Releasor in the course and scope of, as applicable, his/its employment, duties as an officer, director, agent, or consultant, except that no Releasor shall be entitled to obtain indemnification from the Company or any Subsidiary with respect to any claim, fact, circumstance or matter for which any Releasor is required to indemnify any Buyer Indemnified Party pursuant to this Agreement or any other Transaction Document.  It is the clear and unequivocal intention of each of the Releasors in executing this Agreement that it shall be effective as a full and final accord and satisfaction, release, and discharge of each and every claim specifically or generally referred to in the preceding sentence.  Each Releasor understands and agrees that it is expressly waiving all claims against the Releasees, including those claims that it may not know or suspect to exist, which if known may have materially affected its decision to provide this release, and such Releasor expressly waives any rights under applicable Law that provide to the contrary.  Each Releasor hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or claims against or otherwise seeking recovery from any Releasee based upon any matter purported to be so released pursuant to this Section 7.8.

7.9              Shareholders’ Personal Property.  Within one (1) day following the Closing Date, the Shareholders will remove (at their sole expense and after consulting with Buyer) all of the Shareholders’ Personal Property from the Owned Real Property and the Leased Real Property.

Article 8
CLOSING

8.1              The Closing.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur simultaneously with the execution of this Agreement (the “Closing Date”), at the offices of HMB located at 500 W. Madison, Suite 3700, Chicago, Illinois 60661.

8.2              Company’s and Shareholders’ Closing Deliveries.  At the Closing, the Company and the Shareholders shall deliver the following:

(a)                certificates representing the Shares, duly and validly endorsed in favor of Buyer or accompanied by a separate stock power duly and validly executed by each Shareholder and otherwise sufficient to vest in Buyer good and marketable title to the Shares;

(b)               the Escrow Agreement, duly executed by the Shareholders’ Representative and the Litigation SH Representative;

(c)                a certificate of the secretary of the Company certifying (i) the validity of the resolutions of the board of directors and, if required by applicable Law, the Shareholders of the Company approving and authorizing the execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party, (ii) the Company’s Certificate of Incorporation, and (iii) the Company’s by-laws;

(d)               Closing and disbursement statement for the payment of the Purchase Price, duly executed by the Shareholders (the “Allocation Schedule”);

(e)                a letter of resignation from each member of the board of directors of the Company and any officer of the Company whose resignation the Buyer requests effective as of the Closing;

(f)                 all minute books of the Company;

(g)                evidence, in form and substance reasonably acceptable to Buyer, of the termination of the Affiliate Transactions set forth on Schedule 7.5;

(h)                executed employment agreements or other agreements which are acceptable to Buyer in its reasonable discretion with key employees or contractors of the Company or the Subsidiary set forth on Schedule 8.2(h) which provide such key employees with a compensation package no less than they are currently being offered by the Company;

(i)                  the lease amendment in the form attached hereto as Exhibit 8.2(i), which is fully executed by the Company and all of the owners of the Leased Real Property;

(j)                 evidence that all Stock-Based Awards have been redeemed and/or cancelled;

(k)               evidence of payment of the retention bonuses listed on Schedule 3.6(f) hereto, and all other payments or amounts owed to any employees, officers and board members of the Company or the Subsidiary who were terminated or who resigned their positions prior to Closing, including any severance payments owed to such officers or employees pursuant to an employment agreement or otherwise;

(l)                  the consents and payoff letters with respect to the Indebtedness to be repaid at Closing pursuant to Section 2.3(b) (the “Payoff Letters”), and those additional consents and approvals listed in Schedules 3.4 and 4.2, in each case, in form and substance reasonably satisfactory to Buyer;

(m)              evidence, in form and substance reasonably acceptable to Buyer, of the termination of the contracts set forth on Schedule 8.2(m) without further liability or obligation of the Company, its Subsidiary or Buyer; and

(n)                such further Transaction Documents, certificates, instruments and other documents as shall be reasonably requested by Buyer or Buyer’s counsel.

8.3              Buyer’s Closing Deliveries.  At the Closing, Buyer shall deliver the following:

(a)                the Closing Cash Payment payable by wire transfer;

(b)               the Escrow Amount by wire transfer pursuant to the Escrow Agreement;

(c)                the Escrow Agreement, duly executed by Buyer;

(d)               a certificate of the Secretary of Buyer certifying the validity of the resolutions of the board of directors of Buyer approving and authorizing the execution, delivery and performance of this Agreement and the consummation of this Agreement; and

(e)                executed employment agreements or other agreements which are acceptable to Buyer in its reasonable discretion with key employees or contractors of the Company or the Subsidiary set forth on Schedule 8.2(h); and

(f)                 such further Transaction Documents, certificates, instruments, and other documents as shall be reasonably requested by Company’s and Shareholder’s counsel.

Article 9
INDEMNIFICATION

9.1              Survival.  All representations and warranties of the parties contained in Articles 3, 4 or 5 of this Agreement or in any schedule hereto, or in any certificate, document or other instrument delivered in connection herewith shall terminate and cease to be of further force and effect on the [****]  anniversary of the Closing Date (the “Indemnity Escrow Release Date”), except that (a) the representations and warranties contained in Sections 3.1 (Organization and Capitalization), 3.2  (Subsidiary Organization and Capitalization), 3.3  (Authority), 3.7(a)  (Title to Assets), 3.20  (Affiliate Transactions), 3.21  (Absence of Questionable Payments), 3.23  (Brokers), 4.1  (Authority), 4.3  (Title to Shares), 5.2  (Authority), 5.5  (Acquisition of Shares for Investment) and 5.6  (Acknowledgement) shall survive the Closing and continue indefinitely, (b) the representations and warranties contained in Sections 3.14 (Taxes), 3.15  (Labor Matters),  3.16  (Employee Benefit Plans), and 3.18  (Environmental Matters), shall survive the Closing until the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) and (c) the representations and warranties contained in Section 3.12(c) (Product Warranties) shall survive the Closing and continue for [****]  following the Closing.  The covenants and agreements of the parties contained in this Agreement or in any schedule hereto, or in any certificate, document or other instrument delivered in connection herewith shall survive in accordance with their respective terms.

9.2              Indemnification Generally; Etc.

(a)                By the Shareholders Severally in Favor of the Buyer Indemnified Parties.  Each Shareholder, for itself for only its own actions related to the following, and not for any other Shareholder, shall indemnify and hold harmless Buyer and its officers, directors, control persons, employees, stockholders, representatives, assigns, successors and Affiliates (including, after the Closing, the Company and the Subsidiary) (collectively, the “Buyer Indemnified Parties”) from any and all Losses that any Buyer Indemnified Party may suffer, sustain or incur as a result of or arising out of or in connection with the inaccuracy or breach of any representation or warranty made by such Shareholder contained in Article 4 of this Agreement or any Transaction Document.

(b)               By the Shareholders Severally in Favor of the Buyer Indemnified Parties.  The Shareholders, on a several (and not joint and several basis), pro rata, based on the portion of the Closing Cash Payment received by them, shall indemnify and hold harmless the Buyer Indemnified Parties from any and all Losses that any Buyer Indemnified Party may suffer, sustain or incur as a result of or arising out of or in connection with:

(i)                  the inaccuracy or breach of any representation or warranty made by the Shareholders contained in Article 3 of this Agreement; or

(ii)                the breach or non-performance of any agreement or covenant made by the Company contained in this Agreement or any Transaction Document to be performed or complied with by the Company prior to or as of the Closing; or

(iii)               the breach or non-performance by any Shareholder of any agreement or covenant made by such Shareholder contained in this Agreement or any Transaction Document; or

(iv)              the Actions described on Schedule 3.8 hereto and/or any other Third Party Claims arising out of or related thereto.

(c)                By Buyer and the Company in Favor of the Shareholders.  Buyer and the Company, jointly and severally, shall indemnify and hold harmless each Shareholder and its officers, directors, control persons, employees, stockholders, representatives, assigns, successors and Affiliates (collectively, the “Shareholder Indemnified Parties”) for any and all Losses that such Shareholder Indemnified Party may suffer, sustain or incur as a result of or arising out of:

(i)                  the inaccuracy or breach of any representation or warranty made by Buyer contained in Article 5 of this Agreement or any Transaction Document;

(ii)                the breach or non-performance by Buyer of any agreement or covenant made by Buyer contained in this Agreement or any Transaction Document;

(iii)               the breach of any agreement or covenant made by the Company contained in this Agreement or any Transaction Document to be performed or complied with by the Company following the Closing; or

(iv)              all liabilities or obligations of the Company following the Closing, provided that pursuant to this Agreement or the Transaction Documents such liabilities or obligations (A) are not required to be paid by the Shareholders, (B) were not required to be paid by the Company prior to Closing or (C) are not eligible for indemnification from the Shareholders pursuant to Sections 9.2(a)  or (b)  above.

(d)               Exclusive Remedies.  After Closing, the indemnification provisions of this Article 9 shall be the sole and exclusive remedy with respect to any and all claims arising out of or relating to Buyer’s investigation of the Company or the Business, this Agreement, the negotiation and execution of this Agreement and the Transaction Documents (except to the extent otherwise expressly set forth therein) and the performance by the Parties of its or their terms, and no other remedy shall be had pursuant to any contract or other tort theory or otherwise by the Shareholders, the Company, Buyer and their respective trustees, officers, directors, employees, agents, affiliates, attorneys, consultants, insurers, successors and assigns, all such remedies being hereby expressly waived to the fullest extent permitted under applicable Law.  In furtherance of the foregoing, from and after the Closing, Buyer waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action that it may have against the Shareholders or their Affiliates relating to Buyer’s investigation of the Company and the Business, this Agreement, the negotiation and execution of this Agreement and the Transaction Documents, and any contract entered into pursuant hereto (except to the extent otherwise expressly set forth therein) or the performance by the Parties of its or their terms arising under or based upon any Law or otherwise, other than as expressly set forth in this Article 9.  After the Closing, Buyer shall not be entitled to a rescission of this Agreement or any Transaction Document (or any related agreements) or any further indemnification rights or claims of any nature whatsoever, all of which are hereby expressly waived by Buyer to the fullest extent permitted under applicable Law.  Notwithstanding anything to contrary herein, Buyer shall retain, with respect to any and all claims arising out of or relating to Buyer’s investigation of the Company or the Business, this Agreement, the negotiation and execution of this Agreement and the Transaction Documents and the performance by the Parties of its or their terms: (i) all available remedies under applicable Law in the case of fraud, willful misconduct or intentional misrepresentation, and (ii) remedies of specific performance, injunction and other equitable relief.

9.3              Limitation on Indemnification.  Notwithstanding anything to the contrary contained herein:

(a)                Indemnity Basket.  No Buyer Indemnified Party or Shareholder Indemnified Party shall have any right to indemnification pursuant to Section 9.2(a), 9.2(b)(i)  or 9.2(c)(i), unless and until the Buyer Indemnified Parties or the Shareholder Indemnified Parties shall have incurred on a cumulative basis aggregate Losses in an amount exceeding [****]  (the “Basket”), in which event the right of Buyer, its Affiliates or such other Person to indemnification shall apply to all Losses in excess of such amount; provided, that the Basket will not apply to indemnification claims for breaches of the representations and warranties set forth in [****].

(b)               Indemnity Cap.  The sum of all Losses which the Buyer Indemnified Parties shall have any right to indemnification by the Shareholders pursuant to Section 9.2(a) or 9.2(b)(i)  shall not exceed [****]  (the “Cap”); provided, that the Cap shall not apply to Losses as a result of or arising out of or in connection with the inaccuracy or breach of any representation or warranty contained [****].

(c)                Mitigation of Losses.  Notwithstanding anything to the contrary set forth in this Agreement, the Parties shall take commercially reasonable steps (to the extent then available or possible) to mitigate all Losses upon and after becoming aware of any event that could reasonably be expected to give rise to such Losses (provided that the costs of such mitigation shall be indemnifiable Losses hereunder).

(d)               Limitation on Damages.  In no event shall any Party be liable for loss of profits or incidental, special, punitive or consequential damages for any reason whatsoever or for any multiple of damages or any multiple of earnings or EBITDA, including, but not limited to, any inaccuracy or breach of any representation or warranty made by any Party in this Agreement or any Transaction Document; provided, however that the foregoing will not preclude a Party from recovering direct damages for diminution of value.  The Parties will be entitled to indirect, punitive, etc. damages in the event that the indemnified party is required to pay such damages to a third party.

(e)                Losses.  The amount of any Losses for which indemnification is provided under this Article 9 shall be net of (i) any accruals or reserves on the Final Closing Statement with respect to such matter, (ii) any corresponding tax benefits or tax detriments (including, but not limited to, any refund or reduction in taxes otherwise payable) realizable by an Indemnified Person or its Affiliates with respect to such matter; and (iii) any insurance proceeds payable to

Buyer or the Company or any other Indemnified Person with respect to such matter.  In the event that any such insurance proceeds or recovery are received by an Indemnified Person or Affiliate thereof after payment of an indemnity claim by an Indemnifying Person hereunder, the Indemnified Person shall promptly pay the amount of such proceeds or other recovery to the Indemnifying Person to the extent of the Indemnifying Person’s prior payment.  Any insurance proceeds or recovery received by the Buyer or the Company with respect to any Action listed on Schedule 3.8 or a Third Party Claim arising out of or related thereto shall be deposited with the Escrow Agent and added to the Litigation Escrow with respect to any Action listed on Schedule 3.8 or to the Indemnity Escrow with respect to any such Third Party Claim; provided that all proceeds  shall be disbursed in accordance with the Escrow Agreement; and provided further that any such insurance proceeds or recovery attributable to costs or expenses incurred by the Company prior to the Closing Date shall be dispersed to the Shareholders as directed by the Litigation SH Representative.

(f)                 No Offset.  An Indemnified Person shall not satisfy, in whole or in part, any amounts owning to the Indemnified Person under this Article 9 by setting off any amounts owed to any Indemnifying Person by any Indemnified Person.

(g)                Treatment of Buyer, the Company and Affiliates.  Buyer, its Affiliates and the Company following the Closing, and each of their respective successors and assigns, shall be deemed the same entity for purposes of the receipt of payments of indemnified Losses, such that receipt of such funds by the Company (and its successors and assigns) shall be deemed receipt of the same funds by Buyer and its Affiliates (and their respective successors and assigns), and vice versa.

9.4              Direct Claims.  As soon as possible after the Indemnified Person’s discovery of any facts or conditions that may give rise to a Loss or Losses for which indemnification under this Article 9  can be obtained, the Indemnified Person shall, no later than thirty (30) days after such discovery, give written notice thereof to the Indemnifying Persons.  Such notice shall state the nature and basis of such claim in reasonable detail, and the amount of such Losses (a reasonable estimate thereof if the actual amount is not known or a brief explanation of the possible losses if the amount is not capable of reasonable calculation at such time), and shall be accompanied by copies of all relevant documentation with respect to such claim. Notwithstanding the foregoing, no delay on the part of the Indemnified Person in notifying any Indemnifying Person shall relieve the Indemnifying Person from any liability or obligations hereunder unless the Indemnifying Person thereby is actually and materially prejudiced by the delay.

9.5              Third-Party Claims.  For any Indemnified Person to be entitled to any indemnification provided for under this Agreement with respect to Losses resulting from the assertion of any liability by third parties (each a “Third-Party Claim”), the Indemnified Person must comply with and shall be subject to the terms and conditions of this Section 9.5.

(a)                Notice of Loss.  The Indemnified Person shall give written notice to the Indemnifying Persons of any Third-Party Claim as soon as possible after the Indemnified Person’s receipt of notice of the Third-Party Claim, but in no event later than thirty (30) days thereafter, and in no event more than five (5) Business Days after being served with any summons, complaint or similar legal process unless such legal process requires an immediate response, in which case the Indemnified Person shall give immediate notice to the Indemnifying Person.  Such notice shall state the nature and basis of such Third-Party Claim and the amount thereof (or a reasonable estimate if the actual amount is not known or not capable of reasonable calculation at such time), and shall be accompanied by copies of all relevant documentation with respect to such Third-Party Claim, including, but not limited to, any summons, complaint or other pleading which may have been served, any written demand or any other document or instrument.  Notwithstanding the foregoing, no delay on the part of the Indemnified Person in notifying any Indemnifying Person shall relieve the Indemnifying Person from any liability or obligations hereunder unless the Indemnifying Person thereby is actually and materially prejudiced by the delay.

(b)               Procedures.

(i)                  Except as otherwise provided in Section 9.5(b)(ii) hereof, if the Indemnifying Persons shall acknowledge in a writing delivered to the Indemnified Person that the Indemnifying Persons shall be obligated under the terms of their indemnification obligations hereunder in connection with all or any portion of such Third-Party Claim, then the Indemnifying Persons shall have the right to assume the defense of such Third-Party Claim or such portion of such Third-Party Claim acknowledged in writing and delivered to the Indemnified Persons within thirty (30) days of receipt of the notice from the Indemnified Persons, at their own expense and by their own counsel which shall be reasonably satisfactory to the Indemnified Persons; provided, that the Indemnifying Persons shall not have the right to assume (or continue to assume) the defense of any Third-Party Claim, notwithstanding the giving of such written acknowledgement, if (i) the Indemnified Persons shall have one or more legal or equitable defenses available to them which are different from or in addition to those available to the Indemnifying Persons, (ii) such third party claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation or seeks any remedy other than the payment of money damages, (iii) the Indemnified Person and Indemnifying Person are both named parties to the applicable proceedings and the Indemnified Person shall have reasonably concluded based on the advice of counsel that representation of both parties by the same counsel, or the conduct of such defense by the Indemnifying Person, would be inappropriate due to actual or potential differing interests between them, (iv) it is reasonably likely that the Losses arising from such third party claim (if determined in any manner) will exceed the amount such Indemnified Person will be entitled to recover as a result of the limitations set forth in this Article 9 or (v) [****].  No acknowledgement of an Indemnifying Person of its obligation to indemnify any Indemnified Person shall be construed as an admission of liability with respect to the Person making the Third-Party Claim.  If the Indemnifying Persons shall assume the defense of a Third-Party Claim, the Indemnifying Persons shall not be responsible for any legal or other defense costs subsequently incurred by the Indemnified Persons in connection with the defense thereof, provided that the Indemnified Persons shall be permitted to participate in the defense of such claim.  If any of the Indemnifying Persons do not exercise their right to assume the defense of a Third-Party Claim by giving the written acknowledgement referred to in this Section 9.5, or are otherwise restricted from so assuming by the provisions of this Section 9.5(b)(i), the Indemnifying Persons shall nevertheless be entitled to participate in such defense with their own counsel and at their own expense; and in any such case, the Indemnified Persons may assume the defense of the Third-Party Claim, with counsel which shall be reasonably satisfactory to the Indemnifying Persons, and shall act reasonably and in accordance with their good faith business judgment and shall not effect any settlement without the consent of the Indemnifying Persons, which consent shall not unreasonably be withheld or delayed.  Notwithstanding anything to the contrary herein, in the event that there are multiple Indemnifying Persons with respect to a Third-Party Claim and all of those Indemnifying Persons do not exercise their right to assume the defense of a Third-Party Claim by giving the written acknowledgement referred to in this Section 9.5, and they are not otherwise restricted from so assuming by the provisions of this Section 9.5, Buyer may designate that the Shareholders’ Representative assume the defense of any such Third-Party Claims as provided in this Section 9.5.  If the Indemnifying Persons exercise their right to assume the defense of a Third-Party Claim, the Indemnifying Persons may enter into any settlement of any Third-Party Claim; provided, the Indemnifying Person may not enter into any settlement of any Third-Party Claim without the prior written consent of the Indemnified Person (which consent shall not be unreasonably withheld or delayed) if pursuant to or as a result of such settlement, (i) injunctive or other equitable relief would be imposed against the Indemnified Person, (ii) criminal allegations may be brought against the Indemnified Person in connection with such Third-Party Claim, (iii) contains an admission of wrongdoing or liability on behalf of any Indemnified Person, (iv) includes a finding or admission that would have an adverse effect on other claims made or threatened against any Parent Indemnified Party, (v) does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Person of a written release from all liability in respect of such action, suit or proceeding, or (vi) such settlement would or could reasonably be expected to lead to any liability or create any financial or other obligation on the part of the Indemnified Person for which the Indemnified Person is not entitled to indemnification hereunder.  In such an event, the Indemnified Person will not settle the subject claim at the expense of the Indemnifying Persons without the prior written consent of the Indemnifying Person (which consent shall not be unreasonably withheld or delayed).  If the Indemnified Person refuses to consent to an offer of settlement for a Third-Party Claim involving only civil money damages, the Indemnified Person shall be solely responsible for all Losses incurred by such Indemnified Person from and after the date of such refusal to the extent that the eventual resolution of such Third-Party Claim is more costly than the amount which would have been expenses had the Indemnified Person accepted such settlement offer.  If an Indemnified Person controls the defense of a Third-Party Claim pursuant to this Section 9.5, it shall keep the Indemnifying Persons informed of all material developments regarding such Third-Party Claim.

(ii)                The Litigation SH Representative, on behalf of the Shareholders, will assume the defense of the Actions described in Schedule 3.8 hereto.  Within sixty (60) days after the Closing Date, the Litigation SH Representative and the Buyer shall agree on legal counsel approved or certified by Admiral Insurance.  In managing the defense of such Actions, the Litigation SH Representative shall act reasonably and in accordance with his good faith business judgment and shall not effect any settlement without the consent of the Buyer, which consent shall not unreasonably be withheld or delayed; provided, however, that the Litigation SH Representative may enter into a settlement of an Action listed on Schedule 3.8 without the prior written consent of the Buyer if such settlement, [****].  Notwithstanding the foregoing, the Buyer shall nevertheless be entitled to participate in such defense with its own counsel and at its own expense.  If the Litigation SH Representative fails to assume the defense, or having assumed same, is grossly negligent in defending such Actions, then the Buyer and/or any other Buyer Indemnified Party shall be entitled to assume such defense at the Shareholders’ expense.

9.6              Manner of Payment; Termination of Escrow.  Any payment that that Shareholders are obligated to make to any Buyer Indemnified Parties pursuant to this Article 9 shall be paid first, to the extent there are sufficient funds in the Escrow Account, by release of funds to the Buyer Indemnified Parties from the Escrow Account in accordance with the terms of the Escrow Agreement and, second to the extent the Escrow Amount is insufficient to pay any remaining sums due, then the Shareholders shall be required to pay a pro rata portion (based on the portion of the Closing Cash Payment received by each of them) of all additional sums due and owing to the Buyer Indemnified Parties by wire transfer of immediately available funds within thirty (30) Business Days after the determination of the amount of Losses thereof.   Any payment that that Buyer is obligated to make to any Shareholder Indemnified Parties pursuant to this Article 9 shall be paid by wire transfer of immediately available funds within thirty (30) Business Days after the determination of the amount of Losses thereof.

9.7              Additional Indemnification Terms.  For purposes of determining the Loss resulting from or in connection with a breach requiring the Shareholders to indemnify the Buyer Indemnified Parties pursuant to this Article 9, (i) each representation, warranty, covenant and agreement made by the Company or any Shareholder, whether made herein or in any other Transaction Document, is made without any qualifications or limitations as to materiality (including any qualifications or limitations made by reference to a Material Adverse Effect) and (ii) without limiting the foregoing, the words “material” and “Material Adverse Effect” and words of similar import shall be deemed deleted from any such representation, warranty, covenant or agreement.

Article 10
MISCELLANEOUS

10.1          Counterparts; Delivery.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall be deemed to be one Agreement.  This Agreement and any amendment hereto, to the extent signed and delivered by means of a facsimile machine or via electronic mail of a .pdf or .tif or similar file format, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any Party, each Party shall re-execute original forms thereof and deliver them to all parties.  No Party shall raise the use of a facsimile machine or electronic mail of a .pdf or .tif or similar file format to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or via electronic mail of a ..pdf or .tif or similar file format, as a defense to the formation or enforceability of this Agreement, and each Party forever waives any such defense.  Each of the Parties acknowledges receipt of a fully-executed copy of this Agreement.

10.2          Governing Law; Jurisdiction; Waiver; Service.

(a)                Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the conflicts of law principles thereof.

(b)               JURISDICTION.  THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF DELAWARE IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION MAY AND SHALL BE HEARD AND DETERMINED IN SUCH STATE OR FEDERAL COURT.  THE PARTIES HERETO IRREVOCABLY WAIVE, TO THE FULLEST EXTENT THEY MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING AND ANY RIGHTS THEY MAY HAVE TO TRANSFER OR CHANGE VENUE OF SUCH ACTION OR PROCEEDING.  THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY LAW, THAT FINAL AND UNAPPEALABLE JUDGMENT AGAINST ANY OF THEM IN ANY ACTION OR PROCEEDING CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON THE JUDGMENT, A CERTIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT.

(c)                WAIVER OF IMMUNITY.  TO THE EXTENT THAT ANY PARTY HERETO HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT.

10.3          Service of Process.  Each Party hereby (i) consents to service of process in any action between the Parties arising in whole or in part under or in connection with this Agreement in any manner permitted by Delaware Law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.7, will constitute good and valid service of process in any such action, and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

10.4          MUTUAL WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.4.

10.5          Entire Agreement; Third-Party Beneficiaries.  This Agreement (including agreements and exhibits incorporated herein), the Disclosure Schedules hereto, and the Transaction Documents contain the entire agreement between the parties with respect to the subject matter hereof, and there are no agreements, understandings, representations or warranties between the parties with respect to the subject matter hereof other than those set forth or referred to herein.  This Agreement is not intended to confer upon any Person not a party hereto (and their successors and assigns permitted by Section 10.8 hereof) any rights or remedies hereunder.

10.6          Expenses and Payments.  Except as set forth in this Agreement, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.  Notwithstanding the foregoing, the Transaction Expenses shall be paid in accordance with Section 2.3(e). All payments of money to be made pursuant to this Agreement shall be made in U.S. Dollars.

10.7          Notices.  All notices, consents, elections and other communications hereunder shall be sufficiently given for any purpose hereunder only if in writing and delivered personally or sent pre-paid by nationally-recognized overnight delivery service for next Business Day delivery, to the appropriate address or number as set forth below.  Each such notice, consent, election or other communication shall be effective when received by the addressee thereof in the case of personal service, or, if sent by overnight delivery service as described herein, the next Business Day after deposit with such service.

Notices to the Shareholders shall be addressed to addresses for the Shareholders set forth on Schedule 1, with a copy (which shall not constitute notice) to:

Horwood Marcus & Berk Chartered

500 West Madison, Suite 3700

Chicago, Illinois 60661

Attn: Jeffrey A. Hechtman

or at such other address and to the attention of such other person as a Shareholder may designate by written notice to Buyer.

Notices to Buyer shall be addressed to:

Innophos, Inc.

259 Prospect Plains Road, P.O. Box 8000

Cranbury, NJ 08512

Attn:  Chief Executive Officer

Facsimile: (609) 860-0357

with copies (which shall not constitute notice) to:

Innophos, Inc.

259 Prospect Plains Road, P.O. Box 8000

Cranbury, NJ 08512

Attn:  General Counsel

Facsimile:  (928) 832-3116

or at such other address and to the attention of such other person as Buyer may designate by written notice to the Shareholders.

10.8          Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided, however, that no Party shall assign its rights or delegate its obligations under this Agreement without the express prior written consent of each other Party, except that (a) each Shareholder may transfer or assign any or all of its rights hereunder to any Affiliate of such Shareholder, to any trust or other estate planning entity, or to any charitable trust, organization, group or other charitable organization without the consent of any other Party, in which case, such assignee shall be deemed the “Shareholder” for all purposes hereunder; provided, however, that the assigning Shareholder shall continue to be liable for all of his/her/its obligations hereunder (including without limitation the covenants in Articles 7 and 9 hereof); (b) Buyer, so long as Buyer remains liable for its obligations hereunder, may transfer any of its rights or obligations hereunder to any of its Affiliates; or (c) the Company or Buyer may assign as collateral security its rights hereunder to any of its lenders providing financing for the transactions contemplated hereby, in each case without the consent of any Party.

10.9          Amendments and Waivers.  This Agreement may not be modified or amended except by an instrument or instruments in writing signed by Buyer and the Shareholder Representative.  The Shareholders may waive compliance by Buyer, and Buyer may waive compliance by the Shareholders, with any term or provision of this Agreement on the part of such Party to be performed or complied with, but only by an instrument in writing.  The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

10.10      Time of Essence.  With regards to all dates and time periods set forth in this Agreement, time is of the essence.

10.11      Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.12      Interpretation.

(a)                The section and article headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

(b)               When a reference is made to an article, section, exhibit or schedule, such reference shall be to an article, section, exhibit or schedule of this Agreement, unless clearly indicated otherwise.

(c)                The preamble, recitals, Disclosure Schedules and Exhibits contained, identified or referenced in, or attached to, this Agreement are incorporated herein by reference and made a part hereof.

(d)               Whenever the words “include”, “includes” or “including” are used, they shall be deemed to be followed by the words “without limitation.”

(e)                The words “hereof”, “herein” and “herewith” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, unless clearly indicated otherwise.

(f)                 The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(g)                A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns.

(h)                A reference to any legislation or to any provision of any legislation shall include any amendment thereto, modification thereof or re-enactment thereof, and all regulations and statutory instruments issued thereunder or pursuant thereto.

(i)                  Matters disclosed on any Disclosure Schedule shall be deemed to be disclosed in all other Disclosure Schedules to which such fact or item may reasonably apply so long as such disclosure is in sufficient detail to enable a reasonable party to identify the facts or items to which it applies.

(j)                 It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules is not intended to imply that such amounts, or higher or lower amounts, or the items so included, or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in a Disclosure Schedule is or is not material for purposes of this Agreement, or as a point of reference in determining any standard of materiality under this Agreement.

(k)               The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Party.

10.13      Public Announcement.  Any public announcements or similar publicity with respect to this Agreement and the transactions contemplated hereunder shall be subject to the mutual agreement of Buyer and the Shareholders’ Representative, except to the extent required by applicable Law or the rules or regulation of any applicable stock exchange and provided, that such release shall not disclose any competitive information specifically redacted or excluded by Buyer in any disclosure made pursuant to applicable Law or regulation of any applicable stock exchange; and provided, further, that the Party issuing such release shall allow the other Party reasonable time to review and comment on such release in advance of its issuance.

10.14      Specific Performance.   Each Party acknowledges that the other Parties will be irreparably harmed and that there may not be an adequate remedy at Law for any violation by any Party of any of the covenants or agreements contained in this Agreement.  It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each Party hereto shall have the right to injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties’ covenants and agreements contained in this Agreement (without the need to post a bond) in addition to any other remedy to which it may be entitled, at Law or in equity.

[Signature page follows on next page]

IN WITNESS WHEREOF, this Stock Purchase Agreement has been signed by or on behalf of each of the parties as of the day first above written.

                                                                                    BUYER:

                                                                                    INNOPHOS, INC.

                                                                                    By:    /s/Randolph Gress

                                                                                    Name: Randolph Gress

                                                                                    Title:  President and Chief Executive Officer

[Signature Page Follows]

Signature Page to Stock Purchase Agreement

                                                                                    COMPANY:

                                                                                    KI ACQUISITION INC.

                                                                                    By:       /s/ Scott Dickes

                                                                                          Scott Dickes, President

                                                                                    SHAREHOLDERS SIGNATURE PAGE

                                                                                    ATTACHED AS EXHIBIT A

Signature Page to Stock Purchase Agreement